Exhibit 10.32

Execution Copy

STOCK PURCHASE AND SALE AGREEMENT

BY AND AMONG

ORCHID CELLMARK INC.

AND

THE STOCKHOLDERS OF

RELIAGENE TECHNOLOGIES, INC.

October 19, 2007

4.24.	Employment Matters; Labor Relations	37
4.25.	Employee Benefit Plans	38
4.26.	Environmental Matters	40
4.27.	Internal Controls	41
4.28.	Brokers	41
4.29.	Certain Practices	41
4.30.	Certain Interests	41
4.31.	Products	42
4.32.	Disclosure	42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		42

5.1.	Organization and Qualification	42
5.2.	Authorization; Enforceability	43
5.3.	No Violation or Conflict	43
5.4.	Governmental Consents and Approvals	43
5.5.	Brokers	43
5.6.	Filings with Securities and Exchange Commission	43
5.7.	Investment Intent	44

ARTICLE VI DOCUMENTS DELIVERED AND ACTIONS TAKEN AT THE CLOSING; PRE-CLOSING COVENANTS		44

6.1.	Documents to be Delivered by the Sellers; Actions to be Taken by the Sellers	44
6.2.	Documents to be Delivered by the Purchaser; Actions to be Taken by the Purchaser	47
6.3.	Pre-Closing Covenants	48

ARTICLE VII INDEMNIFICATION		49

7.1.	Survival of Representations, Warranties and Covenants	49
7.2.	Investigation	50
7.3.	Sellers’ Indemnification of the Buyer	50
7.4.	Purchaser’s Indemnification of the Sellers	50
7.5.	Limitation on Indemnification	51
7.6.	Assertion of Claims	51
7.7.	Notice and Defense of Third Party Claims	52

ARTICLE VIII MISCELLANEOUS		53

8.1.	Notices	53
8.2.	Entire Agreement	54
8.3.	Binding Effect	54
8.4.	Assignment	54
8.5.	Modifications and Amendments	55
8.6.	Waivers and Consents	55
8.7.	No Third Party Beneficiary	55

8.8.	Severability	55
8.9.	Publicity	55
8.10.	Governing Law	56
8.11.	Arbitration	56
8.12.	Counterparts	56
8.13.	Headings	56
8.14.	Expenses	56
8.15.	Further Assurances	57

SCHEDULES

Schedule 1.11	Company Indebtedness
Schedule 1.27	Excluded Intellectual Property
Schedule 1.56	Reference Balance Sheet
Schedule 1.59	Selected Accounts
Schedule 1.60	Selected Contracts
Schedule 2.4(a)(i)	Sellers’ Representative Wire Transfer Instructions
Schedule 2.4(a)(ii)	Escrow Agent’s Wire Transfer Instructions
Schedule 3.1	List of Sellers and Stock Ownership
Schedule 6.2(f)	Personal Guaranties

DISCLOSURE SCHEDULES

Schedule 3.1	Title to Shares
Schedule 3.3	Purchase for Investment; Residence
Schedule 4.1	Organization and Qualification
Schedule 4.4	Capitalization
Schedule 4.6	No Violation or Conflict
Schedule 4.8	Governmental Consents and Approvals
Schedule 4.9	Financial Statements
Schedule 4.10	Absence of Undisclosed Liabilities
Schedule 4.11	Conduct in the Ordinary Course; Absence of Changes
Schedule 4.12	Contracts
Schedule 4.13	Governmental Permits
Schedule 4.14	Taxes
Schedule 4.14(e)	States and Localities
Schedule 4.15	Litigation
Schedule 4.16	Insurance
Schedule 4.17	Receivables
Schedule 4.18	Inventory
Schedule 4.19	Significant Customers
Schedule 4.20	Significant Suppliers
Schedule 4.21	Real Property
Schedule 4.22	Intellectual Property
Schedule 4.23	Personal Property
Schedule 4.24	Employment Matters; Labor Relations
Schedule 4.25	Employee Benefit Plans
Schedule 4.26	Environmental Matters
Schedule 4.27	Internal Controls
Schedule 4.28	Brokers
Schedule 4.30	Certain Interests

STOCK PURCHASE AND SALE AGREEMENT

This Stock Purchase and Sale Agreement (this “Agreement”) is entered into as of October 19, 2007 by and among Orchid Cellmark Inc., a Delaware corporation (the “Purchaser”), and each of the Persons identified on Schedule 3.1 attached hereto (each, a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers are the owners of all of the issued and outstanding shares of the capital stock of every kind and description (each, a “Share” and collectively, the “Shares”) of ReliaGene Technologies, Inc., a Louisiana corporation (the “Company”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

1.1 “Action” means any claim, demand, action, cause of action, right of recovery, suit, arbitration, inquiry, proceeding or investigation (whether civil, criminal, administrative, investigative or informal) commenced, brought or conducted by, or otherwise involving, any Governmental Authority or arbitrator.

1.2 “Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, (a) the terms “controls,” “controlled by” and “under common control with” means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the affairs of management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; and (b) any Person that beneficially owns or holds fifty percent (50%) or more of the outstanding voting securities or other securities convertible into voting securities of such Person shall be deemed to be an Affiliate of such Person; and (c) with respect to a specified Person, any other Person of which the specified Person beneficially owns or holds fifty percent (50%) or more of the outstanding voting securities or other securities convertible into voting securities shall be deemed to be an Affiliate of such specified Person.

1.3 “Ancillary Agreements” means the Escrow Agreement, the Sellers’ Releases, the Non-Competition and Non-Solicitation Agreement, the Employment Agreement, the Assignment of Inventions Agreement and the Consulting Agreement.

1.4 “Business” means the business being conducted by the Company as of the Closing Date involving, among other things, the conduct of human genetic identification services for forensic and parentage testing applications.

1.5 “Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of New York, New York or New Orleans, Louisiana.

1.6 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof and any regulations promulgated thereunder.

1.7 “Change of Control Payment” means the payment that is due and payable to Siddhartha Sinha upon consummation of the transactions contemplated by this Agreement pursuant to the terms of the Amended and Restated Employment Agreement by and between the Company and Mr. Sinha dated as of June 8, 2007, in the amount of Four Hundred Twenty Thousand Dollars ($420,000).

1.8 “Closing Date Balance Sheet” means the balance sheet (including the related notes and schedules thereto) of the Company as at the Closing Date, prepared by the Purchaser in accordance with GAAP, consistently applied, except as to stock options, which have been accounted for in accordance with historical practices, and delivered by the Purchaser to the Company in accordance with Section 2.5(b)(i).

1.9 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable state Law counterpart.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Indebtedness” means the Indebtedness of the Company listed on Schedule 1.11 attached hereto.

1.12 “Consent” means any consent or approval of, or notice to, any third party required under any Material Contract or Governmental Permit as a result of the transactions contemplated by this Agreement.

1.13 “Contract” means any contract, agreement, purchase order, invoice, sales order, obligation, undertaking, understanding, license, lease, note, mortgage or other binding commitment, whether written or oral and whether expressed or implied.

1.14 “Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

1.15 “Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

1.16 “Current Assets” means the current assets of the Company as of the Reference Date determined in accordance with GAAP.

1.17 “Current Liabilities” means the current liabilities of the Company as of the Reference Date determined in accordance with GAAP.

1.18 “Disclosure Schedules” means the schedules dated the date hereof delivered by the Sellers to the Purchaser on the date hereof with disclosures in any section or paragraph of the Disclosure Schedules shall qualify only (a) the corresponding section or paragraph in Article III or IV of the Agreement and (b) other sections or paragraphs in Article III or IV of the Agreement to the extent that it is reasonably apparent, with the inclusion of a specific cross reference, from a reading of the disclosure that such disclosure is applicable to such other sections or paragraphs.

1.19 “Documents” means this Agreement together with the Ancillary Agreements, the Schedules and Exhibits hereto and thereto (including the Disclosure Schedules) and all agreements, documents, certificates and instruments executed in connection with this Agreement.

1.20 “Employee Plans” means all “employee plans” of the Company (as defined in Section 3(3) of ERISA) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are or have ever been sponsored or maintained or entered into for the benefit of, or relating to, an ERISA Affiliate, whether or not such plan is terminated.

1.21 “Environmental Condition” means a condition relating to, or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit, or any release of a Hazardous Substance into the environment.

1.22 “Environmental Law” means any Law or Regulation (including any restriction, condition, standard, requirement or schedule) pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material). For purposes of clarity, the term Environment Law shall include, without limitation, CERCLA, the Solid Waste Disposal Act, as amended 42 U.S.C. § 6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § § 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe

Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. and all analogous state, provincial and foreign Laws.

1.23 “Environmental Permits” means any Governmental Permits required under any Environmental Law.

1.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor Law, and all Regulations issued pursuant thereto.

1.25 “ERISA Affiliate” means any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code.

1.26 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.27 “Excluded Intellectual Property” means the Intellectual Property described on Schedule 1.27 attached hereto.

1.28 “GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

1.29 “Governmental Authority” means (a) any nation, state, city, town, village, district or other jurisdiction; (b) any federal, state, local, municipal, foreign or other government; (c) any governmental, regulatory or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country and any political subdivision or agency thereof, including any authority having governmental or quasi-governmental powers (including any administrative agency or commission, branch or department).

1.30 “Governmental Permit” means any license, permit, application, consent, certificate, registration, approval and authorization pending before, issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

1.31 “Hazardous Substance” means any “hazardous substance,” as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant, waste or material which is regulated under any Environmental Law, including without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, pesticides, medical and infectious waste, radioactive materials, lead-based paint and petroleum (including crude oil or any fraction thereof).

1.32 “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all obligations of such Person to purchase, redeem, retire, decease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all indebtedness of any third party referred to in clauses (a) through (f) above that is (i) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss or (ii) secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

1.33 “Indemnified Person” means any party entitled to indemnification upon the occurrence of an indemnifiable event pursuant to Article VII which, with respect to the Purchaser, means the Purchaser Indemnified Persons and, with respect to the Sellers, means the Sellers Indemnified Persons.

1.34 “Indemnifying Person” means any party obligated to provide indemnification upon the occurrence of an indemnifiable event pursuant to Article VII.

1.35 “Information System” means any combination of hardware, Software and/or database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

1.36 “Intellectual Property” means all (a) Trade Secrets (including all inventions, technology, ideas and conceptions of potentially patentable subject matter and patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications), (b) Patents, (c) Trademarks, (d) Copyrights, (e) Software, (f) copies and tangible embodiments of all the foregoing, in whatever form or medium, (g) rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (h) rights under the License Agreements and under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) through (g) above; and (i) rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the rights described above.

1.37 “Inventory” means all inventory, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, and packaging, related to the Business, and maintained, held or stored by or for the Company at any location and any prepaid deposits for any of the same.

1.38 “IRS” means the United States Internal Revenue Service.

1.39 “Knowledge” means (a) in the case an individual, such individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter; and (b) in the case of the Company, the actual knowledge possessed, and the knowledge which should have been possessed after due inquiry, by the following individuals: Sudhir Sinha and Siddhartha Sinha.

1.40 “Law” means (a) all laws, statutes, ordinances, Regulations, decisions and Orders of any Governmental Authority and (b) all decisions and Orders of Courts having the effect of law in each applicable jurisdiction.

1.41 “Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

1.42 “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Order, liabilities for Taxes and liabilities arising under any Contract.

1.43 “Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Company from a third party, including pursuant to the License Agreements.

1.44 “Lien” means any claim, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, and any other restriction or charge of any kind (including any restriction on voting, transfer, receipt of income and any agreement to grant any of the foregoing).

1.45 “Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

1.46 “Losses” means any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys’, accountants’ fees and costs incurred in connection with any appeal), assessments (including interest or penalties thereon) or diminution of value sustained, suffered or incurred by any Indemnified Person arising from or in connection with any matter that is the subject of indemnification under Sections 7.3 or 7.4 hereof.

1.47 “Material Adverse Effect” means (a) with respect to the Company, any circumstance, change in, or effect on, the Business or the Company that, individually or together with any other circumstances with respect to, changes in or effects on, the Company or the Business (i) is, or could reasonably be expected to be, materially adverse to the operations, assets or Liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (ii) materially and adversely effects, or could reasonably be expected to materially and adversely effect, the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated and conducted, or contemplated to be conducted, by the Company; and (b) with respect to the Purchaser, any circumstance, change in, or effect on, the Purchaser or the Purchaser’s business that, individually or together with any other circumstances with respect to, changes in or effect on, the Purchaser’s business (i) is, or could reasonably be expected to be, materially adverse to the operations, assets or liabilities, results of operations or the condition (financial or otherwise) of the Purchaser’s business or (ii) materially and adversely effects, or could reasonably be expected to materially and adversely effect, the ability of the Purchaser to operate or conduct its business in the manner in which it is currently operated and conducted.

1.48 “Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree entered, issued, made or rendered, or any settlement under the jurisdiction of, any Court or Governmental Authority.

1.49 “Ordinary Course of Business” means, with respect to the Company, any action that (a) is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company and (b) is not required to be authorized by the Board of Directors of the Company.

1.50 “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, all right, title and interest.

1.51 “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations with respect thereto), and all inventions disclosed therein and rights with respect thereto provided by multinational treaties or conventions and all improvements to all inventions disclosed in each such registration, patent or application or pursuant to any Law.

1.52 “Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

1.53 “Purchaser Common Stock” means the common stock, par value $.001 per share, of the Purchaser.

1.54 “Purchaser Common Stock Price” means the average of the closing prices per share of Purchaser Common Stock on The NASDAQ Global Market for the ten (10) Trading Day period ending on the Trading Day that is one (1) Trading Day prior to the date of public announcement by the Purchaser of the transactions contemplated by this Agreement (or, to the extent applicable, the date any notice of claim is delivered pursuant to the Escrow Agreement).

1.55 “Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Company from any third party, arising in connection with the Business, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

1.56 “Reference Balance Sheet” means the unaudited balance sheet of the Company dated as of June 30, 2007, and its supplemental schedule of current and long term liabilities associated therewith, attached hereto as Schedule 1.56.

1.57 “Regulation” means any rule, regulation or code of any Governmental Authority.

1.58 “Securities Act” means the Securities Act of 1933, as amended or any successor Law, and all Regulations and rules issued pursuant thereto.

1.59 “Selected Accounts” means the accounts of the Company listed on Schedule 1.59 attached hereto.

1.60 “Selected Contracts” means the agreements by and between the Company and certain third parties, as listed on Schedule 1.60 attached hereto.

1.61 “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (d) the technology supporting any Internet site(s) operated by or on behalf of Company and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

1.62 “Subsidiary” or “Subsidiaries” means, with respect to a Person, any other Person of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other securities convertible into voting securities, or otherwise which may effectively be controlled, directly or indirectly, by such Person.

1.63 “Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed or assessed by any Governmental Authority or other taxing authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing of any such tax, fee, levy, duty, tariff or other charge, including, without limitation: (a) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (c) license, registration and documentation fees; and (d) customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

1.64 “Tax Return” means any return (including any information return), report or statement, including any schedule or attachment thereto, with respect to Taxes required to be filed or submitted to the IRS or any other Governmental Authority or taxing authority or agency, domestic or foreign, in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation of, enforcement of, or compliance with, any Law relating to Tax (including consolidated, combined and unitary tax returns).

1.65 “Trading Day” means a day on which securities are traded on The NASDAQ Global Market.

1.66 “Trademarks” means all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of any other Governmental Authority, and all rights therein provided by multinational treaties or conventions.

1.67 “Trade Secrets” means all inventions, technology, know-how, trade secrets, confidential information, customer lists, Software, technical information, data and plans, manufacturing and production processes and techniques, research and development information, drawings, specifications, proposals, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not patentable, whether or not reduced to practice and whether or not made the subject of a pending Patent application or applications.

1.68 “WARN Act” means the Worker Adjustment and Retraining Notification Act.

1.69 “Working Capital” means, with respect to the Company, the difference between (a) the Current Assets and (b) the Current Liabilities.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of the Agreement indicated below:

Definition	Section
AAA	2.5(b)(iii)
Actual 2008 Revenues	2.6(a)(ii)
Acquisition Proposal	6.3(d)
Affiliated Indebtedness	4.30(a)(iii)
Agreement	Recitals
Arbitrator	2.5(b)(iii)
Assignment of Inventions Agreement	6.1(o)
Cash Escrow	2.4(a)(ii)

Closing	2.3
Closing Date	2.3
Closing Date Working Capital	2.5(b)(i)
COBRA Coverage	4.25(d)
Company Tax Returns	4.14(a)
Company	Recitals
Consulting Agreement	6.1(l)
Employment Agreement	6.1(k)
Escrow Agent	Escrow Agreement
Escrow Agent’s Wire Transfer Instructions	2.4(a)(ii)
Escrow Agreement	2.4(c)
Escrow Shares	2.4(a)(ii)
Estimated 2008 Revenues	2.6(a)(i)
Final Post-Closing Revenue Report	2.6(a)(iii)
Financial Statements	4.9
Leases	4.21(e)
License Agreements	4.22(g)
Material Contract(s)	4.12(a)
Non-Competition and Non-Solicitation Agreement	6.1(j)
Non-Disclosure Agreement	8.2
Post-Closing Revenue Report	2.6(a)(ii)
Products	4.31
Purchase Price	2.2
Purchaser	Recitals
Purchaser’s Accountants	2.6(a)(ii)
Purchaser Indemnified Persons	7.3
Reference Balance Sheet Date	4.9
Reference Working Capital	2.5(a)
Release(s)	2.4(b)(ii)
Revenue Dispute Notice Period	2.6(a)(iii)
Revenue Disputed Matters	2.6(a)(iv)
Revenue Dispute Resolution Period	2.6(a)(iii)
Revenue Notice of Disagreement	2.6(a)(iii)
Revenue-Related Adjustment	2.6(a)(v)(A)
Revenue-Related Adjustment Reduction	2.6(a)(v)(A)
SEC	5.6
Seller and Sellers	Recitals
Sellers’ Accountant	2.5(b)(ii)
Sellers’ Indemnified Persons	7.4
Sellers’ Representative	2.7(a)
Seller Wire Transfer Instructions	2.4(a)(i)
Share(s)s	Recitals
Survival Date	7.1(b)
Upfront Payment	8.14
Tangible Personal Property	4.23(a)
Third Party Claim	7.7

Working Capital Dispute Notice Period	2.5(b)(ii)
Working Capital Dispute Resolution Period	2.5(b)(ii)
Working Capital Disputed Matters	2.5(b)(iii)
Working Capital Notice of Disagreement	2.5(b)(ii)

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale of the Shares. On the basis of the representations, warranties and covenants, and on the terms and subject to the conditions, set forth in this Agreement, at the Closing, the Sellers shall sell the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Sellers, free and clear of all Liens.

2.2. Purchase Price. As consideration for the purchase of the Shares and on the terms and subject to the conditions set forth in this Agreement, the Purchaser will pay the Sellers an aggregate purchase price of Eight Million Six Hundred Thousand Dollars ($8,600,000) for all Shares (the “Purchase Price”), payable in accordance with Section 2.4 and subject to adjustment in accordance with Section 2.5.

2.3. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Milling Benson Woodward L.L.P., 909 Poydras Street, New Orleans, Louisiana at 10:00 A.M. on October 31, 2007, or at such other place or time or on such other date as the Company and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being referred to as the “Closing Date”).

2.4. Payment of Purchase Price; Escrow Fund; Delivery of Shares.

(a) At the Closing, the Purchaser shall (i) deliver to the Sellers the documents and agreements set forth in Section 6.2 and (ii) pay the Purchase Price as follows:

(i) Five Million Dollars ($5,000,000) in cash, less the Upfront Payment made under Section 8.14, if any, shall be delivered by wire transfer in accordance with the wire transfer instruction of the Sellers’ Representative set forth in Schedule 2.4(a)(i) (the “Sellers’ Wire Transfer Instructions”);

(ii) Six Hundred Thousand Dollars ($600,000) in cash (the “Cash Escrow”) shall be delivered by wire transfer to the Escrow Agent in cash (such amount to constitute a part of the Escrow Fund) by wire transfer of immediately available funds in accordance with the wire transfer instructions of the Escrow Agent set forth in Schedule 2.4(a)(ii) (the “Escrow Agent’s Wire Transfer Instructions”) to be held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement in order to provide the source for the payment of any adjustment to the Purchase Price that is made in accordance with Section 2.5(d)(i); and

(iii) a number of shares of the Purchaser Common Stock, equal to (1) Three Million Dollars ($3,000,000), divided by (2) the Purchaser Common Stock Price (the “Escrow Shares”), rounded up to the nearest number of whole shares, shall be delivered to the Escrow Agent.

(b) At the Closing, the Sellers shall deliver to the Company:

(i) certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Purchaser;

(ii) releases in the form agreed to by the parties, executed by each Seller (each, a “Release” and collectively, the “Releases”); and

(iii) the other documents and agreements set forth in Section 6.1.

(c) The Escrow Shares and the Cash Escrow shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement in the form agreed to by the parties (the “Escrow Agreement”) in order to provide a source for the payment of any indemnification of the Purchaser pursuant to Article VII and for payment of any Purchase Price adjustment pursuant to Section 2.5.

2.5. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing as follows:

(a) Reference Working Capital. The parties acknowledge and agree that (i) the Working Capital of the Company reflected on the Reference Balance Sheet delivered by the Sellers to the Purchaser, is $605,456.07 (the “Reference Working Capital”), (ii) the Purchase Price has been established in part with reference to the Reference Working Capital of the Company, and (iii) the delivery by the Sellers, and receipt by the Purchaser, of the Reference Balance Sheet shall not affect in any way the representations of the Sellers with respect to the Financial Statements of the Company set forth in Section 4.9.

(b) Closing Date Balance Sheet.

(i) Preparation of Closing Balance Sheet. Within forty-five (45) Business Days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative (as defined below) (A) the Closing Date Balance Sheet, prepared by the Purchaser in accordance with GAAP; and (B) a schedule verified by the Purchaser setting forth (1) the computation of the Working Capital of the Company as an S corporation immediately following the closing (the “Closing Date Working Capital”) and (2) the adjustment to be made to the Purchase Price as a result of the difference, if any, between the Reference Working Capital and the Closing Date Working Capital, determined in accordance with Section 2.5(d).

(ii) Review and Dispute by the Sellers. The Sellers’ Representative shall have a period of twenty (20) Business Days from the date of receipt of the Closing Date Balance Sheet and the schedule of the Closing Date Working Capital in which to review the same. For the purpose of such review, the Purchaser agrees to permit the Sellers’ Representative and a firm of independent certified public accountants chosen by the Sellers’ Representative (the “Sellers’ Accountant”) to examine all working papers, schedules and other documentation used or prepared by the Purchaser. The Sellers’ Representative may dispute any amounts reflected on the Closing Date Balance Sheet and/or the schedule of the Closing Date Working Capital, but only on the basis that the amounts reflected on the Closing Date Balance Sheet and/or the computation of the Closing Date Working Capital were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet. The Closing Date Balance Sheet and the schedule of the Closing Date Working Capital shall be final and binding upon the parties unless the Sellers’ Representative gives a written notice of disagreement (the “Working Capital Notice of Disagreement”) to the Purchaser within twenty (20) Business Days following receipt thereof (the “Working Capital Dispute Notice Period”). In connection therewith, the parties hereby agree that (A) any such Working Capital Notice of Disagreement shall specify in reasonable detail the nature of and basis for any disagreement so asserted and (B) any and all matters with respect to the Closing Date Balance Sheet, the Closing Date Working Capital and the adjustment to the Purchase Price not set forth in the Working Capital Notice of Disagreement shall be deemed final and binding upon the parties. During the twenty (20) Business Day period following delivery of the Working Capital Notice of Disagreement (the “Working Capital Dispute Resolution Period”), the Purchaser and the Sellers’ Representative shall use reasonable good faith efforts to resolve the disagreement.

(iii) Resolution by Arbitrator. If, at the end of the Working Capital Dispute Resolution Period, the Purchaser and the Sellers’ Representative have failed to resolve the matters specified in the Working Capital Notice of Disagreement, then such matters as to which such resolution has not been reached (the “Working Capital Disputed Matters”) shall be submitted to and reviewed by a regionally recognized accounting firm reasonably acceptable to the Purchaser and the Sellers’ Representative (other than the Sellers’ Accountants) (the “Arbitrator”) to be selected by the American Arbitration Association (the “AAA”), with preference being given by the AAA in making such selection to any regionally recognized accounting firm (other than the Sellers’ Accountants) that is willing to perform such services. Promptly following the appointment of the Arbitrator, each party shall submit to the Arbitrator such work papers and other documents and information relating to the Working Capital Disputed Matters as such party reasonably believes supports its position or as the Arbitrator may otherwise request. The Arbitrator shall consider only such materials that relates to the Working Capital Disputed Matters and shall use reasonable commercial efforts to resolve the Working Capital Disputed Matters within thirty (30) business days of its appointment. Upon resolution by the Arbitrator of the Working Capital Disputed Matters, the Arbitrator shall (A) confirm in writing that the Closing Date Balance Sheet and the schedule of the Closing Date Working Capital prepared by the Purchaser was correct or (B) cause to be prepared and shall deliver to the Purchaser and the Sellers’ Representative a revised version of the Closing Date Balance Sheet and a revised schedule of the Closing Date Working Capital reflecting the Arbitrator’s resolution of the Working Capital Disputed Matters. The Closing Date Balance Sheet and the schedule of the Closing Date Working Capital shall each be deemed to be final, and shall be binding upon the Purchaser and the Sellers, upon the Arbitrator’s delivery of such written confirmation in accordance with subsection (A) above or such confirmed version of Closing Date Balance Sheet and the schedule of the Closing Date Working Capital in accordance with subsection (B) above, as the case may be, as described in this Section 2.5(b)(iii).

(c) Fees and Expenses. The fees and expenses of the Sellers’ Accountants incurred in connection with its examination of the Closing Date Balance Sheet and the schedule of the Closing Date Working Capital shall be borne by the Sellers. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Working Capital Disputed Matters shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Sellers.

(d) Determination and Payment of Post-Closing Adjustments. Promptly following the expiration of the Working Capital Dispute Notice Period, if no Working Capital Notice of Disagreement is properly given in accordance with Section 2.5(b)(ii), or promptly following the resolution of all Working Capital Disputed Matters in accordance with Section 2.5(b)(iii) above, if the Working Capital Notice of Disagreement is properly given in accordance with Section 2.5(b)(ii), the Purchase Price shall be adjusted as follows:

(i) In the event that the Reference Working Capital exceeds the Closing Date Working Capital, then (A) the Purchase Price shall be adjusted downward in an amount equal to such excess, (B) the Purchaser and the Sellers’ Representative shall deliver a joint written notice to the Escrow Agent specifying the amount of such downward adjustment of the Purchase Price, (C) the Escrow Agent shall pay to the Purchaser from the Cash Escrow within five (5) days, by wire transfer of immediately available funds, an amount equal to such downward adjustment in accordance with the percentage interests of the respective Sellers set forth in Schedule 3.1, and (D) the Escrow Agent shall pay to the Sellers by wire transfer of immediately available funds the balance, if any, of the Cash Escrow in accordance with the percentage interests of the respective Sellers set forth in Schedule 3.1.

(ii) In the event that the Closing Date Working Capital exceeds the Reference Working Capital, then (A) the Purchase Price shall be adjusted upward in an amount equal to such excess, (B) the Purchaser shall promptly pay the amount of such excess to the Sellers by wire transfer of immediately available funds in accordance with the Sellers’ Wire Transfer Instructions, and (C) the Escrow Agent shall pay to the Sellers by wire transfer of immediately available funds the balance, if any, of the Cash Escrow in accordance with the percentage interests of the respective Sellers set forth in Schedule 3.1.

2.6. Preparation and Delivery of Post-Closing Revenue Report.

(a) Post-Closing Revenue Reports.

(i) The parties acknowledge and agree that the estimated revenues applicable to the Selected Contracts and the Selected Accounts (A) is $5,750,000 in the aggregate (the “Estimated 2008 Revenues”), (B) the Purchase Price has been established in part with reference to the Estimated 2008 Revenues of the Company, and (C) the delivery by the Sellers, and receipt by the Purchaser, of the Estimated 2008 Revenues shall not affect in any way the representations of the Sellers with respect to the Financial Statements of the Company set forth in Section 4.9.

(ii) On or before December 31, 2008, the Purchaser shall deliver to the Sellers’ Representative a revenue report for the twelve (12) month period commencing on the Closing Date and continuing until the twelve (12) month anniversary thereof (the “Post-Closing Revenue Report”). The Post-Closing Revenue Report shall be prepared by the Purchaser’s independent certified public accountants (the “Purchaser’s Accountants”), shall provide a detailed calculation of the actual Revenues as defined below, prepared in accordance with GAAP for the applicable period (the “Actual 2008 Revenues”) and shall be delivered by the Purchaser to the Sellers’ Representative. For purposes of this Section 2.6, the term “Revenues” shall mean the actual revenues received by the Purchaser that are allocable to the Selected Contracts and the Selected Accounts during the period commencing on the Closing Date and continuing until the twelve (12) month anniversary thereof, each less the following amounts incurred or paid by Sellers’ Representative, the Purchaser or their respective Affiliates, to the extent included as part of such revenues: (A) trade, cash and quantity discounts or rebates actually allowed or taken, including discounts or rebates to governmental or managed care organizations; (B) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of, previously sold products and product components; (C) any charges for insurance, freight, and other transportation costs directly related to the delivery of products and product components; (D) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of products and product components (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax; and (E) any import or export duties or their equivalent.

(iii) Review and Dispute by Sellers’ Representative. The Sellers’ Representative shall have a period of thirty (30) Business Days from the date it receives the Post-Closing Revenue Report in which to review the same. For the purpose of such review, the Purchaser agrees to cause the Purchaser’s Accountants to permit the Sellers’ Representative and the Sellers’ Accountants to examine all working papers, schedules and other documentation used or prepared by the Purchaser’s Accountants. The Post-Closing Revenue Report shall be final and binding upon the parties unless the Sellers’ Representative gives written notice of its disagreement (a “Revenue Notice of Disagreement”) to the Purchaser within thirty (30) Business Days following receipt thereof (the “Revenue Dispute Notice Period”). Any such Revenue Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During the thirty (30) Business Day period following delivery of the Revenue Notice of Disagreement (the “Revenue Dispute Resolution Period”), the Purchaser and the Sellers’ Representative shall make a reasonable good faith effort to resolve their differences. The Post-Closing Revenue Report shall be deemed to be final (the “Final Post-Closing Revenue Report”) upon (A) the failure of the Sellers’ Representative to deliver a Revenue Notice of Disagreement within the Revenue Dispute Notice Period, (B) the mutual resolution of disagreement during the Revenue Dispute Resolution Period, or (C) the Arbitrator’s delivery of a final version of the Post-Closing Revenue Report that is the subject of the Revenue Disputed Matter (as described below).

(iv) Resolution by Arbitrator. If, at the end of the Revenue Dispute Resolution Period, the Purchaser and the Sellers’ Representative have failed to reach written agreement with respect to all of such matters, then the matters specified in the Revenue Notice of Disagreement as to which such written agreement has not been reached (the “Revenue Disputed Matters”) shall be submitted to and reviewed by an Arbitrator to be selected by the AAA, with preference being given by the AAA in making such selection to any regionally recognized accounting firm (other than the Sellers’ Accountants) that may be agreeable to perform such services. The Arbitrator shall consider only the Revenue Disputed Matters. The Arbitrator shall act promptly to resolve all Revenue Disputed Matters and its decision with respect to the Revenue Disputed Matters shall be final and binding upon the Sellers’ Representative and the

Purchaser. Upon resolution by the Arbitrator of all Revenue Disputed Matters, the Arbitrator shall cause to be prepared and shall deliver to the Purchaser and the Sellers’ Representative a revised version of the Post-Closing Revenue Report that is the subject of the Revenue Disputed Matters reflecting the Arbitrator’s resolution of all Revenue Disputed Matters. The fees and expenses of the Purchaser’s Accountants incurred in connection with their examination of and report with respect to the Post Closing Revenue Report shall be borne by the Purchaser. The fees and expenses of the Sellers’ Representative incurred in connection with its examination of the Post-Closing Revenue Report shall be borne by the Sellers’ Representative. The fees and expenses of the Arbitrator incurred in connection with its review and determination of any Revenue Disputed Matter shall be borne (a) solely by the Purchaser to the extent the Final Post-Closing Revenue Report prepared by the Arbitrator exceeds the Post-Closing Revenue Report prepared by the Purchaser under Section 2.6(a)(ii) by more than ten percent (10%) and (b) solely by the Sellers’ Representative in all other cases.

(v) Adjustment to Purchase Price. Promptly following the expiration of the Revenue Dispute Notice Period, if no Revenue Notice of Disagreement is properly given in accordance with Section 2.6(a)(ii) above, or promptly following the resolution of all Revenue Disputed Matters in accordance with Section 2.6(a)(iv) above, if the Revenue Notice of Disagreement is properly given in accordance with Section 2.6(a)(ii), the Purchase Price shall be adjusted as follows:

(A) In the event that the Estimated 2008 Revenues exceed the Actual 2008 Revenues, then (i) the Purchase Price shall be adjusted downward in an amount equal to the lesser of (1) thirty-three percent (33%) of such excess and (2) $400,000 (the “Revenue-Related Adjustment”); provided, however, if the Purchaser terminates the Consulting Agreement without Cause (as defined in the Consulting Agreement) before the twelve (12) month anniversary of the Closing Date, the Revenue-Related Adjustment shall be reduced by the Revenue-Related Adjustment Reduction (as defined below), (ii) the Purchaser and the Sellers’ Representative shall deliver written notice to the Escrow Agent specifying the amount of such Revenue-Related Adjustment, and (iii) the Escrow Agent shall release to the Purchaser within five (5) days, a number of Escrow Shares having a Fair Market Value equal to such Revenue-Related Adjustment, determined in accordance with the Escrow Agreement. “Revenue-Related Adjustment Reduction” means the amount obtained by dividing (i) (a) 365, minus, (b) the number of days in the period between the Closing Date and the effective date of the termination of the Consulting Agreement, to the extent terminated as described above, by (ii) 365 and multiplying the result by the Revenue-Related Adjustment.

(B) In all other cases and/or this Section 2.6, no adjustment shall be made to the Purchase Price.

2.7. Sellers’ Representative.

(a) In order to efficiently administer the activities of the parties under this Agreement and the other Documents on and after the Closing Date, the Sellers hereby designate Sudhir K. Sinha as their representative (the “Sellers’ Representative”) and hereby authorize the Sellers’ Representative (i) to make all decisions relating to the preparation of the Closing Date Balance Sheet and the determination of the Closing Date Working Capital, the Actual 2008

Revenues and any adjustment to the Purchase Price (including the resolution of all disputed matters in accordance with Sections 2.5 and 2.6); (ii) to take all actions necessary in connection with the defense and/or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to Article VII hereof; (iii) to give and receive all notices required to be given under this Agreement and under any other Documents (as defined below); (iv) to object to, or authorize delivery to the Purchaser of the Escrow Shares in satisfaction of Claims by the Purchaser, to negotiate and enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Claims, and (v) to take any and all additional actions as is necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or as contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement and any other Documents.

(b) No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall receive no compensation for his or her services. Notices or communications to or from the Sellers’ Representative for all purposes under this Agreement or in any other Document shall constitute notice to or from each of the Sellers. In the event that the Sellers’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, Siddhartha Sinha shall be deemed to be the Sellers’ Representative for purposes of this Agreement and any other Documents.

(c) By their execution of this Agreement, the Sellers acknowledge and agree that:

(i) all decisions and actions by the Sellers’ Representative, including, without limitation, any agreement between the Sellers’ Representative and the Purchaser relating to the preparation of the Closing Date Balance Sheet and the determination of the Closing Date Working Capital, the Post-Closing Revenue Report and/or the Adjusted Purchase Price, or the defense or settlement of any claims for which the Sellers may be required to indemnify the Purchaser pursuant to Article VII hereof, shall be binding upon all of the Sellers; no Seller shall have (A) the right to object, dissent, protest or otherwise contest the same or (B) any cause of action against the Sellers’ Representative for any action taken, decision made or instruction given by the Sellers’ Representative under this Agreement while acting in good faith, except for fraud or willful breach of this Agreement by the Sellers’ Representative; and each Seller hereby agrees to indemnify the Sellers’ Representative with respect to all decisions and actions by the Sellers’ Representative made in good faith, except for fraud or willful breach of this Agreement;

(ii) the Purchaser shall be able to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the preparation of the Closing Date Balance Sheet and the determination of the Closing Date Working Capital, the Post-Closing Revenue Report and/or any adjustment to the Purchase Price, or the settlement of any claims for indemnification by the Purchaser pursuant to Article VII hereof or any other actions taken by the Sellers’ Representative hereunder, and no Seller shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Sellers’ Representative;

(iii) the provisions of this Section 2.7 are independent and severable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;

(iv) since remedies available at law for any breach of the provisions of this Section 2.7 are inadequate, the Purchaser and the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either the Purchaser or Company brings an action to enforce the provisions of this Section 2.7; and

(v) the provisions of this Section 2.7 shall be binding upon the executors, heirs, legal representatives and successors of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally, and not jointly and severally, hereby represents and warrants to the Purchaser with respect to the Shares listed next to the name of such Seller on Schedule 3.1 attached hereto as follows:

3.1. Title to Shares. Such Seller owns the Shares beneficially and of record, free and clear of all Liens, in the manner specified on Schedule 3.1 attached hereto. There is no restriction affecting the ability of such Seller to transfer the legal and beneficial title and ownership of such Shares to the Purchaser pursuant to the terms of this Agreement and, upon delivery of the certificates representing the Shares to the Purchaser and the payment of the Purchase Price by the Purchaser at the Closing, the Purchaser will acquire record and beneficial title to the Shares, free and clear of all Liens.

3.2. Seller’s Authority to Execute and Perform Agreement. Such Seller has the full legal right and power and all authority and approval required by Law to enter into this Agreement and to perform his, her or its obligations hereunder. Such Seller has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought. Neither the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated hereby, nor the performance by the Seller of this Agreement in compliance with its terms and conditions will (a) conflict with or result in any violation of any trust agreement, certificate of incorporation, By-law or Action applicable to such Seller or to the Shares of such Seller, or result in any breach of, or constitute a default under, any agreement to which such Seller is a party or by which such Seller or his, her or its Shares is bound, or result in the creation of any Lien on, or with respect to, his, her or its Shares, or (b) result in any violation of, or be in conflict with, or constitute a default under, any Contract, Order or Law applicable to such Seller or to the Shares.

3.3. Purchase for Investment; Residence. Such Seller is acquiring the shares of Purchaser Common Stock pursuant to Section 2.4 for investment for his, her or its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act. Each Seller understands that the shares of Purchaser Common Stock have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom. Each Seller (a) is sufficiently knowledgeable and experienced in financial and business matters to be capable of evaluating the risk of investment in Purchaser Common Stock and to make an informed decision relating thereto; (b) has the financial capability for making the investment, can afford a complete loss of the investment, and has determined that the investment is a suitable one for such Seller; and (c) except as set forth in Schedule 3.3 of the Disclosure Schedules, is an Accredited Investor as defined in Regulation D under the Securities Act. Prior to the execution and delivery of this Agreement, such Seller has had the opportunity to ask questions of and receive answers from representatives of the Purchaser concerning the finances, operations, business and prospects of the Purchaser. Without limiting the generality of the foregoing, each Seller acknowledges (a) having received and reviewed a copy of the Purchaser’s Annual Report on Form 10-K for the period ended December 31, 2006, quarterly report on Form 10-Q for the period ended June 30, 2007 and all Form 8-Ks filed or furnished by or on behalf of the Purchaser since January 1, 2007 and (b) that an investment in the shares of Purchaser Common Stock involves substantial risks, including the Risk Factors set forth in the Purchaser’s Annual Report on Form 10-K for the period ended December 31, 2006. Each Seller hereby confirms that such Seller has not purchased, acquired, sold, disposed or traded, or conducted any other transaction in, any securities of the Purchaser based upon material non-public information with respect to the Purchaser (including information regarding the transaction contemplated by this Agreement). Such Seller is a resident of the state set forth opposite such Seller’s name on Schedule 3.1 attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO

THE COMPANY

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, hereby represent and warrant to the Purchaser as follows:

4.1. Organization and Qualification. The Company is (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (b) duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1 of the Disclosure Schedules. There are no other jurisdictions in which the conduct of the Business or the Company’s ownership or lease of any assets requires such qualification under applicable Law, other than where such failure to qualify would not have a Material Adverse Effect on the Company.

4.2. Subsidiaries. The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other Person.

4.3. Charter, By-Laws and Corporate Records. The Company has previously delivered to the Purchaser true, correct and complete copies of each of (a) the Articles of Incorporation of the Company, as amended and in effect on the date hereof, (b) the By-Laws of the Company, as amended and in effect on the date hereof, and (c) the minute books and stock record books of the Company, which minute books and stock record books are complete and correct and which minute books (i) contain complete and accurate records of all meetings and other corporate actions of the Board of Directors, committees of the Board of Directors, incorporators and stockholders of the Company from the date of its incorporation to the date hereof and (ii) have been maintained in a manner consistent with good business practices. The Company is in compliance with, and not in default under or violation of, its Articles of Incorporation and By-Laws.

4.4. Capitalization. The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock, $.005 par value per share, of which 2,982,403 shares are issued and outstanding and constitute all of the Shares and options to purchase 154,000 Shares at $.50 per Share are outstanding (which will be exercised immediately before the Closing). The Sellers are the record and beneficial owners of the Shares, free and clear of all Liens, as set forth on Schedule 3.1 of the Disclosure Schedules in each case with no personal liability attaching to the ownership thereof. All such Shares are duly authorized, validly issued, fully paid and non-assessable and there are no claims that can currently be made that the manner of their respective issuance were in violation of Laws. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company’s Articles of Incorporation, as amended, a copy of which has been provided to the Purchaser, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding, and enforceable in accordance with all Laws. There are no shares of capital stock of the Company held in the corporate treasury of the Company and no shares of the capital stock of the Company reserved for issuance. Except as set forth on Schedule 4.4 of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to the issuance, sale of transfer of any shares of the capital stock or other securities of the Company. The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

4.5. Authorization; Enforceability. The Company has the corporate power and authority to (a) own, hold, lease and operate its properties and assets and to carry on the Business as currently conducted and contemplated to be conducted and to perform all of its obligations under the Material Contracts (as defined below) and (b) execute, deliver and perform the Documents to which the Company is a party. The execution, delivery and performance of this Agreement and the other Documents to which the Company or any of the Sellers is a party and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Company and the Sellers, and no other no other action on the part of the Company or the Sellers is necessary in order to give effect thereto. This Agreement, and each of the other Documents to be executed and delivered by the Company and/or the Sellers, have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Company and/or the Sellers, as the case may be, enforceable against the Company and the Sellers, as the case may be, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.6. No Violation or Conflict. Except as set forth in Schedule 4.6 of the Disclosure Schedules, none of (a) the execution and delivery by the Company and/or the Sellers of this Agreement and the other Documents to be executed and delivered by the Company and/or the Sellers, (b) the consummation by the Company and/or the Sellers of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents to be executed and delivered by the Company and/or the Sellers, will (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company or any resolutions adopted by the Board of Directors or stockholders of the Company; (ii) conflict with or violate any Law, Order or Governmental Permit applicable to the Company or the Sellers or to which the Company or any Seller, or any of the Company’s assets, may be subject; (iii) require any consent, approval, authorization or Governmental Permit of, or filing with, or notification to, any Governmental Authority or other Person; (iv) result in any breach or violation of, or, constitute a default (or an event that with notice and/or lapse of time would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Material Contract or other instrument or obligation to which the Company is a party or by which the Company or its assets are bound or affected; (v) result in the imposition or creation of any Lien on the Shares or on any of the properties or assets of the Company; or (vi) cause the Purchaser or the Company to become subject to, or become liable for, the payment of any Tax.

4.7. Compliance with Law. The Company is in compliance with, and is not in default under, or in violation of, any Law or Order applicable to the Company or to the conduct of the Business or the ownership or use of any of the Company’s assets or properties. The Company (a) is not subject to any Order that has had, or could reasonably be expected to have, a Material Adverse Effect and (b) has not received, at any time, any notice or other communication (whether written or oral) from any Governmental Authority or other Person regarding any actual, alleged, or potential breach or violation of, or non-compliance with, any Order or Law to which the Company or the Business is or has at any time been subject. There is no existing Law or Order, and the Company is not aware of any proposed Law or Order, which would prohibit or materially restrict the Purchaser from, or otherwise materially adversely affect the Purchaser in, conducting the Business in any jurisdiction in which such Business is now conducted.

4.8. Governmental Consents and Approvals. Except as set forth in Schedule 4.8 of the Disclosure Schedules, the execution, delivery and performance by the Company and/or the Sellers of this Agreement and the other Documents to be executed and delivered by the Company and/or the Sellers do not and will not require any consent, approval, authorization, Governmental Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.9. Financial Statements. The Sellers have delivered to the Purchaser the Reference Balance Sheet and the related statements of income and cash flow for the six (6) month period ended June 30, 2007 and the unaudited balance sheet of the Company as at December 31, 2006 and the related statements of income and cash flow and notes thereto for the fiscal year ended December 31, 2006 (collectively, the “Financial Statements”). Except as set forth in Schedule 4.9 of the Disclosure Schedules, all of the Financial Statements (a) are complete and correct in all material respects, (b) accurately reflect all transactions of the Business, (c) fairly present the financial position of the Company as of the dates thereof, and the results of its operations and cash flows of the Company for the periods ended on the dates thereof and (d) reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses. Since June 30, 2007 (the “Reference Balance Sheet Date”), (a) there has been no change in the assets, liabilities or financial condition of the Business from that reflected in the Reference Balance Sheet, except as set forth in Schedule 4.9 of the Disclosure Schedules and for changes in the Ordinary Course of Business which have not had a Material Adverse Effect, and (b) there has been no occurrence or development, individually or in the aggregate, whether or not insured against, with respect to the business, prospects, condition (financial or otherwise), operations, property or affairs of the Business which has had a Material Adverse Effect. The Sellers have disclosed to the Purchaser all material facts relating to the preparation of the Financial Statements, including the basis of accounting for affiliated transactions.

4.10. Absence of Undisclosed Liabilities. The Company has no Liabilities other than Liabilities (a) reflected or reserved against on the Reference Balance Sheet, (b) disclosed in Schedule 4.10 of the Disclosure Schedules, or (c) incurred since the Reference Balance Sheet Date in the Ordinary Course of Business. Except as expressly contemplated in the preceding sentence, the Company does not know of, and has no reason to know of, any basis for the assertion of any Liability against the Company with respect to the Business.

4.11. Conduct in the Ordinary Course; Absence of Changes. Since the Reference Balance Sheet Date, except as disclosed in Schedule 4.11 of the Disclosure Schedules, the Company has conducted the Business in the Ordinary Course of Business, and there has been no change in any assets of the Company or the Business which has had, or could reasonably be expected to have, a Material Adverse Effect. For purposes of clarity and not in limitation of the foregoing, except as disclosed in Schedule 4.11 of the Disclosure Schedules, since the Reference Balance Sheet Date, the Company has not:

(a) permitted or allowed any of the assets of the Company to be subjected to any Lien, other than (i) Liens securing the Company Indebtedness, and (ii) Liens that will be released at or prior to the Closing;

(b) except in the Ordinary Course of Business, discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any Liability, other than Liabilities reflected on the Balance Sheet and Liabilities incurred in the Ordinary Course of Business since the Reference Balance Sheet Date;

(c) written off, written down or written up (or failed to write off, write down or write up in accordance with GAAP consistent with past practice) the value of any Inventory or Receivables or revalued any assets of the Company, other than in the Ordinary Course of Business and in accordance with GAAP;

(d) made any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and disclosed in Schedule 4.11 of the Disclosure Schedules;

(e) amended, terminated, cancelled or compromised any material claim of the Company or waived any other rights of substantial value to the Company;

(f) sold, transferred, leased, subleased, licensed or otherwise disposed of any of the assets of the Company, other than the sale of Inventory in the Ordinary Course of Business;

(g) suffered any loss of a major customer or cancellation of any material order or the threat thereof or failed to pay any creditor any amount owed when due;

(h) made any material change in the Business or operations of the Business or in the manner of conducting the Business, or suffered any Material Adverse Effect;

(i) taken any of the following actions: (i) entered into, adopted or amended any Employee Plan; (ii) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to the Company; (iii) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to the Company; (iv) increased or promised to increase any benefits payable under any existing severance or termination pay policies or employment agreements; or (v) increased or promised to increase any compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to the Company, other than, in the case of clause (v), in the Ordinary Course of Business;

(j) made any loan, advance or capital contribution to, or investment in, or guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person, other than loans or advances to employees of the Company made in the Ordinary Course of Business;

(k) borrowed any amount or incurred or become subject to any Liabilities, except Liabilities incurred in the Ordinary Course of Business;

(l) instituted or settled any Litigation;

(m) disclosed any proprietary or confidential information of the Company to any Person not associated with the Company, unless such Person, prior to such disclosure, executed and delivered a non-disclosure agreement in favor of the Company;

(n) made any single capital expenditure or commitment therefor in excess of $2,500, or aggregate capital expenditures or commitments therefor in excess of $5,000;

(o) entered into any joint venture, partnership or similar arrangement;

(p) made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Returns, entered into any closing agreement, settled or consented to any claims with respect to Taxes, surrendered any right to claim a refund of Taxes, settled or compromised any Tax liability or consented to any extension or waiver of the limitation period applicable to any claims with respect to Taxes;

(q) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of any such Person);

(r) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than fifty (50) employees in any six month period) or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future;

(s) granted any assignment, license, transfer or termination of any Intellectual Property or permitted to lapse or abandoned any Intellectual Property (or any registration or grant therefor or any application relating thereto), in which the Company has any right, title, interest or license;

(t) allowed any Governmental Permit or Environmental Permit that was issued or relates to the Company or otherwise relates to the Business to lapse or terminate, or failed to renew any insurance policy or Governmental Permit or Environmental Permit that is scheduled to terminate or expire within thirty (30) days after the Closing Date;

(u) failed to maintain the property and equipment used in the Business in good repair and operating condition, ordinary wear and tear excepted;

(v) suffered any casualty loss or damage with respect to any of the assets of the Company (whether or not covered by insurance) which in the aggregate have a replacement cost of more than $5,000, whether or not such losses or damage shall have been covered by insurance;

(w) amended, modified or consented to the termination of any Material Contract or the Company’s rights thereunder;

(x) amended or restated its Articles of Incorporation or By-Laws;

(y) changed the amount of the Company’s authorized or issued capital stock; granted any stock option or right to purchase shares of the capital stock of the Company or issued any security convertible into such capital stock; or granted any registration rights, or disclosed or paid any dividend, in respect of any shares of the capital stock of the Company;

(z) taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; or agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.11 or entered into any commitment to effect any of the actions specified in this Section 4.11, except as expressly contemplated by this Agreement and the Ancillary Agreements.

4.12. Contracts.

(a) Schedule 4.12(a) contains a complete and accurate list of each of the Contracts to which the Company is a party or by which it or any of its properties or assets may be bound which is, or could reasonably be expected to be, material to the Company or the Business (each of such Contracts, a “Material Contract” and, collectively, the “Material Contracts”). For purposes of clarity, Material Contracts shall include without limitation:

(i) each Contract for the purchase of Inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or otherwise related to the Business (A) under the terms of which the Company: (1) is obligated to pay or otherwise give consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2007; (2) is obligated to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such Contract; or (3) cannot terminate without penalty or payment on less than thirty (30) days’ notice; or (B) not entered into in the Ordinary Course of Business;

(ii) each Contract for the sale of Inventory or other personal property of the Company or for the furnishing of services by the Company which: (A) involves, or is reasonably likely to involve, consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2007; (B) involves, or is reasonably likely to involve, consideration of more than $10,000 in the aggregate over the remaining term of such Contract; (C) cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days’ notice; or (D) was not entered into in the Ordinary Course of Business;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(iv) all Contracts with any independent contractor, consultant, director, officer or employee of the Company, to which the Company is a party, and which is not cancelable without penalty or further payment on less than thirty (30) days’ notice;

(v) all Contracts relating to Indebtedness of the Company, including, without limitation, any Contracts relating to the guarantee, support, indemnification, assumption, endorsement of, or any other similar commitment with respect to, the Liabilities or Indebtedness of any other Person;

(vi) all Contracts with any Governmental Authority to which the Company is a party;

(vii) all Contracts that limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all Contracts involving the Company relating to confidentiality, secrecy or non-disclosure (whether the Company is an obligor or beneficiary thereunder);

(ix) all Contracts between the Company and any Affiliate of the Company;

(x) all Contracts of the Company involving capital expenditures in excess of $10,000;

(xi) all Contracts pursuant to which the Company is a lessor of any machinery, equipment, motor vehicle, office equipment, furniture or fixtures, other personal property;

(xii) all Contracts of the Company which relate, in whole or in part, to any Intellectual Property;

(xiii) all Contracts of the Company which expire or, if renewed pursuant to the terms thereof, would expire, more than one (1) year after the date hereof;

(xiv) all Contracts of the Company which relate to any partnership, joint venture or other similar arrangement;

(xv) all Contracts pertaining to collective bargaining agreements and any other Contract between the Company and any labor union;

(xvi) all Contracts involving the providing of benefits under any Employee Plan; and

(xvii) all other Contracts, whether or not made in the Ordinary Course of Business, which (A) are material to the Company or the conduct of the Business, or (B) the absence of which would have, or would reasonably be expected to have, a Material Adverse Effect.

For purposes of clarity, each disclosure in Schedule 4.12(a) of the Disclosure Schedules includes the parties to the Material Contract, the date of execution of the Material Contract, the term of the Material Contract and amount of the remaining financial commitment of the Company under the Material Contract.

(b) The Sellers have delivered or made available to the Purchaser true, correct and complete copies of all Material Contracts that are in writing, and Schedule 4.12(b) of the Disclosure Schedules contains an accurate summary of all Material Contracts that are not in writing. The Company has paid in full, or set aside adequate reserves for, all amounts due as of the Closing Date under each Material Contract. None of the Material Contracts (i) was entered into outside the Ordinary Course of Business and (ii) contains any unusual, onerous or burdensome provisions that could impair or adversely affect the operations of the Business.

(c) All of the Material Contracts are in full force and effect and are valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. The Company is, and at all times has been, in full compliance with the applicable terms of each such Material Contract. The Company has not received any notice of default under any of the Material Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Company thereunder. To the Knowledge of the Company, none of the other parties to any of the Material Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. The Company has not received any notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, nor, to the Knowledge of the Company, are there any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.

(d) Except as set forth on Schedule 4.12(d) of the Disclosure Schedules, the continuation, validity and effectiveness of the Material Contracts under the current terms thereof will not be affected, and no payment will be required to be made or Consent will be required to be issued or obtained, as a result of the execution of this Agreement and the other Documents or the consummation of the transactions contemplated herein and therein.

4.13. Governmental Permits.

(a) Schedule 4.13 contains a complete and accurate list of all Governmental Permits that are held by the Company, relate to any asset owned or used by the Company or that are otherwise used in or necessary for the conduct of the Business (which list includes, without limitation, the Governmental Authority issuing such Governmental Permit and the expiration date of such Governmental Permit). The Company (i) is, and at all times has been, in compliance with all conditions and requirements imposed by the Governmental Permits; and (ii) has not received any notice of cancellation or termination of any such Governmental Permit, and has no reason to believe that any appropriate Governmental Authority intends to or has valid grounds to cancel or terminate any such Governmental Permits. Except as set forth in Schedule 4.13 of the Disclosure Schedules, (i) each of the Governmental Permits is valid and in full force and effect; (ii) none of the Governmental Permits will be terminated or adversely affected, and no payment or Consent will be required with respect to such Governmental Permits, as a result of the transactions contemplated hereby; and (iii) the Company owns or has the right to use the Governmental Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of any other Person.

(b) The Governmental Permits listed in Schedule 4.13 of the Disclosure Schedules collectively constitute all of the Governmental Permits necessary to permit the Company to lawfully conduct and operate the Business in the manner in which it is currently conducted and operated and to permit the Company to own and use its assets in the manner in which they are currently owned and used.

4.14. Taxes.

(a) All Tax Returns required to be filed with respect to the Company or the Business (collectively, the “Company Tax Returns”) have been timely filed pursuant to applicable Law. The Company has paid, or made provision for the payment of, all Taxes that have or may become due pursuant to the Company Tax Returns or otherwise. Except as set forth in Schedule 4.14(a) of the Disclosure Schedules, (i) the Company Tax Returns are true, correct and complete; (ii) no adjustment to the Company Tax Returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of the Company, no basis exists for any such adjustment; and (iii) there are no Tax Liens on any assets of the Company or of the Business. There are no pending or, to the Knowledge of the Company, threatened actions or proceedings for the assessment or collection of any Taxes against the Company or (insofar as either relates to the activities or income of the Company or the Business or could result in Liability of the Company on the basis of joint and/or several liability) any corporation that was includible in the filing of a Company Tax Return with the Company on a consolidated or combined basis. No consent under Section 341(f) of the Code with respect to collapsible corporations has been filed with respect to the Company. The Company has withheld and paid to the proper Governmental Authority all Taxes required by Law to have been withheld and paid, including in connection with any amounts paid or owing to any employee, independent contractor or third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) Except as disclosed in Schedule 4.14(b) of the Disclosure Schedules, there are no outstanding: (i) waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or the Business may be subject; (ii) requests for information currently outstanding that could affect the Taxes of the Company or the Business; and (iii) proposed reassessments of any assets owned by the Company or other proposals that could increase the amount of any Tax to which the Company or the Business would be subject.

(c) Reserves and allowances have been provided for on the Reference Balance Sheet that are adequate to satisfy all Liabilities for Taxes relating to the Business for periods through the Closing Date (without regard to the materiality thereof).

(d) The Company (i) is not a party to any Tax allocation or sharing agreement or other agreement with respect to Taxes that will require any payment by the Company; (ii) has not been a member of an affiliated group within the meaning of Code Sec. 1504(a) filing a consolidated federal income Tax return; (iii) has no Liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by contract, or otherwise; (iv) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that constitute an “excess parachute payment” under Code Sec. 280G; (v) has not been a United States real property holding corporation within the meaning of Code Sec. 897 (c)(2) during the applicable period specified in Code Sec. 897 (c)(1)(A)(ii); (vi) has disclosed on the federal Company Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Sec. 6661 and (vii) is not a party to any tax allocation or sharing agreement.

(e) The Company is an S corporation as defined in Code Sec. 1361. Except as set forth in Schedule 4.14(e) of the Disclosure Schedules, the Company is not and has not been subject to the tax on passive income under Code Sec. 1375 or the built-in-gains tax under Code Sec. 1374. Schedule 4.14(e) of the Disclosure Schedules lists all the states and localities with respect to which the Company is required to file any corporate, income or franchise tax returns and describes whether the Company is treated as the equivalent of an S corporation by or with respect to each such state or locality. The Company has properly filed Company Tax Returns, with and paid and discharged any liabilities for taxes in, any states or localities in which it is subject to Tax.

4.15. Litigation. Except as set forth on Schedule 4.15 of the Disclosure Schedules, (a) there is no Litigation pending or, to the Knowledge of the Company, threatened by or before any Court or Governmental Authority (i) involving or otherwise affecting the Company or the Business or any of the property, assets or rights owned or used by the Company, or (ii) that challenges or calls into question the validity of this Agreement or any of the other Documents or that may have the effect of preventing or delaying any action taken or to be taken pursuant hereto or thereto nor, to the Knowledge of the Company does there exist any reasonable basis for any Litigation described in (i) and (ii) above; (b) the Company has not received any written complaint from any customer of or supplier to the Company which, if true, would have, or could reasonably be expected to have, a Material Adverse Effect; (c) there is no Action by the Company pending or threatened against any third party and (d) there is no outstanding Order involving or affecting the Company. For purposes of clarity, to the extent any Litigation is disclosed on Schedule 4.15 of the Disclosure Schedules, each such disclosure includes the parties thereto, the nature and location of the proceeding, the date commenced, the amount of damages or other relief sought and, if applicable, paid or granted and a statement as to whether the matter is insured and, if so, the insurance policy applicable to such matter. None of the Litigation matters disclosed on Schedule 4.15 of the Disclosure Schedules, if any, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.16. Insurance.

(a) The Company has delivered to the Purchaser true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of the Company or otherwise relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.16 of the Disclosure Schedules. The Company has paid all premiums due, and has otherwise performed its obligations under, each such policy and bond and all such insurance policies and bonds are in full force and effect and will remain in full force and effect following the Closing. Such policies of insurance and bonds are sufficient in order for the Company to comply with the requirements of all applicable Laws and under all Contracts to which the Company is a party or by which it is bound.

(b) Schedule 4.16(b) of the Disclosure Schedules sets forth a summary of the loss experience of the Company under each insurance policy, including a description of each claim under each such insurance policy, the name of the claimant and the date of the claim.

4.17. Receivables. Schedule 4.17 contains an aged list of the Receivables as of the Reference Balance Sheet Date and during the period from the Reference Balance Sheet Date through the Closing Date. Except as set forth on Schedule 4.17 of the Disclosure Schedules, all Receivables of the Company arose from sales actually made or services actually performed in the Ordinary Course of Business to Persons not affiliated with the Company and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, valid, undisputed claims of the Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. Each of the Receivables reflected on the Reference Balance Sheet (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are owned by Company free and clear of any Liens, except with respect to the Company Indebtedness, and has been collected or will be collectible in full, without setoff or resort to litigation or extraordinary collection activity, within one hundred eighty (180) days of the Closing Date.

4.18. Inventory. The Inventory of the Company consists only of items of a quality and quantity usable or saleable in the Ordinary Course of Business. All Inventory is valued at the lower of cost, determined by specific identification or the first in, first out method of accounting, or market value, determined in accordance with GAAP. The Company has good and marketable title to the Inventory, free and clear of all Liens, except with respect to the Company Indebtedness. The Inventory does not consist of, in any material amount, items that are obsolete or damaged. The Inventory is at normal and adequate levels for the continuation of the Business in the Ordinary Course of Business. The Company is not under any obligation or Liability with respect to accepting returns of items of Inventory or merchandise in the possession of its customers other than in the Ordinary Course of Business. Schedule 4.18 of the Disclosure Schedules contains a complete list of the addresses of all warehouses and other facilities in which the Inventory is stored.

4.19. Significant Customers. Schedule 4.19 of the Disclosure Schedules lists the names and addresses of the fifteen (15) most significant customers (by revenue) of the Business for the fifteen (15) month period ended on the Reference Balance Sheet Date and the amount for which each such customer was invoiced during such period. Except as set forth in Schedule 4.19 of the Disclosure Schedules, the Company has not received any notice indicating, and has no reason to believe, that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company or has substantially reduced, or intends to substantially reduce, the use of such products, equipment, goods or services at any time.

4.20. Significant Suppliers. Schedule 4.20 of the Disclosure Schedules lists the names and addresses of the six (6) most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the fifteen (15) month period ended on the Reference Balance Sheet Date and the amount for which each such supplier invoiced the Company during such period. Except as disclosed in Schedule 4.20 of the Disclosure Schedules, the Company has not received any notice indicating, and has no reason to believe, that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or the Purchaser at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Business, subject to general and customary price increases.

4.21. Real Property.

(a) The Company does not own, directly or indirectly, any real property.

(b) Schedule 4.21(b) of the Disclosure Schedules lists (i) the street address of each parcel of Leased Real Property; (ii) the identity of the lessor, lessee and current occupant

(if different from lessee) of each such parcel of Leased Real Property; (iii) the term (referencing applicable renewal periods, options to extend, options to purchase or rights of first refusal) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current and permitted use of each such parcel of Leased Real Property.

(c) Except as set forth in Schedule 4.21(c) of the Disclosure Schedules, to the Knowledge of the Company (i) there is no material violation of any municipal, state or federal Law (including, without limitation, any environmental, building, planning or zoning Law) relating to any of the Leased Real Property; (ii) the Company is in peaceful and undisturbed possession of each parcel of Leased Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used; (iii) all existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate for the conduct of the Business as it has been and currently is conducted; (iv) all utilities required for the operation of the Leased Real Property either run through adjoining public streets, or if they pass through adjoining private land, do so in accordance with valid public or private easements, which will inure to the benefit of the Purchaser; and (v) there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property.

(d) Except as set forth in Schedule 4.21(d) of the Disclosure Schedules, the Company has not subleased any parcel or any portion of any parcel of Leased Real Property to any other Person, nor has the Company assigned its interest under any lease or sublease to any third party.

(e) The Company has delivered to the Purchaser correct and complete copies of all material leases and subleases listed in Schedule 4.21(b) and Schedule 4.21(d) of the Disclosure Schedules and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”). For purposes of clarity, a material lease or sublease includes only those contracts, for lease or sublease under the terms of which the Company is obligated to pay or otherwise give consideration of more than $10,000 in the aggregate during a lease year. With respect to each such Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property; (ii) such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease; (iii) with respect to each such Lease (A) the Company has not received any notice of cancellation or termination under such Lease and no lessor has any right of termination or cancellation under such Lease except in connection with the default of the Company thereunder, (B) the Company has not any notice of a breach or default under such Lease, which breach or default has not been cured and (C) the Company has not granted to any other Person any rights, adverse or otherwise, under such Lease; (iv) neither the Company, nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and (v) the rental payments set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(f) To the Knowledge of the Company, there are no present, pending or threatened special assessments, tax takings, condemnation proceedings or eminent domain proceedings of any kind pending or threatened against any of the Leased Real Property.

(g) All the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts that would prevent the Leased Real Property from being occupied after the Closing in the same manner as immediately prior to the Closing.

(h) To the Knowledge of the Company, no improvements on the Leased Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no approvals pertaining to the ownership or operation of all improvements on the Leased Real Property, other than those which are transferable with the Leased Real Property, are required by any Governmental Authority having jurisdiction over the Leased Real Property.

(i) The Company has the full right to exercise any renewal options contained in the Leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

(j) The Company has received no notice of, and has no reason to believe that, any change is contemplated, with respect to the zoning of the Leased Real Property, the availability of utility services to the Leased Real Property, or any other matter that would affect the operations or use of the Leased Real Property.

(k) To the Knowledge of the Company, all of the mechanical systems in the buildings upon the Leased Real Property, including the water, sewer, plumbing, heating, ventilation, electrical, air conditioning and sprinkler systems, if any, are in good working order, and the roof is in good condition and free from leakage.

4.22. Intellectual Property.

(a) Schedule 4.22(a) of the Disclosure Schedules sets forth a complete and accurate list of all Patents, Trademarks, domain name registrations and Copyrights included in the Owned Intellectual Property, and/or Licensed Intellectual Property, indicating for each item, to the extent applicable, the jurisdiction of registration (or application), registration number (or application number) and date issued (or date filed).

(b) The Company is, or at Closing, will be, the owner of all right, title and interest in and to each of the Patents included in the Owned Intellectual Property, free and clear of all Liens, except with respect to the Company Indebtedness. All Patents listed in Schedule 4.22(a) of the Disclosure Schedules (i) are in compliance with all legal requirements required to maintain such Patents in full force and effect (including the payment of filing, examination and annuity and maintenance fees and proof of working or use), (ii) are valid and enforceable and (iii) are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. No such Patent is involved in any interference, reissue, re-examination or opposition proceeding and, to the Knowledge of the Company, no such action has been threatened with respect to any such Patent.

(c) The Company is the owner of all right, title and interest in and to each of the Trademarks included in the Owned Intellectual Property, free and clear of all Liens, except with respect to the Company Indebtedness. All Trademarks listed in Schedule 4.22(a) of the Disclosure Schedules that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. No such Trademark is currently involved in any opposition or cancellation proceeding and to the Knowledge of the Company no such action has been threatened with respect to any of the Trademarks or any registration applications with respect thereto. To the Knowledge of the Company, there are no Trademarks of any third party which interfere, or could reasonably be expected to interfere, with the Trademarks of the Company. All Trademarks of the Company have been in continuous use by the Company. The Company has taken all reasonable steps to protect the Trademarks of the Company against third party infringement.

(d) The Copyrights included within the Owned Intellectual Property relate to works of authorship (i) created by (A) employees of the Company within the scope of their employment, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees. To the Knowledge of the Company, the works covered by the Copyrights were not copies of nor derived from any work for which the Company does not own the Copyrights, and no third party has any claim to authorship or ownership of any part thereof.

(e) Schedule 4.22(e) of the Disclosure Schedules lists (i) all Software (other than off-the-shelf software applications programs having an acquisition price of less than $5,000) which is owned, licensed to or by the Company, leased to or by the Company, or otherwise used by the Company, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be and (ii) lists all Software sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. The Software listed in Schedule 4.22(e) of the Disclosure Schedules which the Company owns was either developed (i) by employees of the Company or any of its Subsidiaries within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements. All Software owned by the Company, and all Software licensed from third parties by the Company, is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Company, the applications can be compiled from their associated source code without undue burden. The Company has furnished the Purchaser with all required documentation relating to use, maintenance and operation of the Software.

(f) The Company has valid registrations for each of the domain names set forth in Schedule 4.22(a) of the Disclosure Schedule. The Company’s registration of each of the domain names is free and clear of any Liens, except with respect to the Company Indebtedness, and is in full force and effect. The Company has paid all fees required to maintain each registration. None of the Company’s registrations or use of the domain names has been disturbed or placed “on hold” and no claim (oral or written) has been asserted against the Company adverse to its rights to such domain names.

(g) Schedule 4.22(g) of the Disclosure Schedules sets forth a complete and accurate list of all license agreements granting any right or license to use or practice any rights under any Intellectual Property to which the Company is a party or otherwise bound and all assignments, consents, term, forbearances to sue, Orders, or similar obligations relating to any Intellectual Property to which the Company is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and a description of the Intellectual Property covered thereby. The License Agreements are valid and binding obligations of the Company, enforceable in accordance with their respective terms, and to the Knowledge of the Company, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement. None of the execution, delivery or performance of this Agreement by the Sellers, the consummation by the Sellers of their obligations hereunder, or compliance by the Sellers with any of the provisions of this Agreement will conflict with or result in any breach of or any payment due under any provision contained in any of the License Agreements. No royalties, honoraria or other fees are payable to any third parties for the use of or right to use by the Company of any Licensed Intellectual Property except pursuant to the License Agreements.

(h) Except as set forth in Schedule 4.22(i) of the Disclosure Schedules, the Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted. None of the Excluded Intellectual Property is used in or necessary for the conduct of the Business as currently conducted and/or currently contemplated to be conducted. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Owned Intellectual Property or Licensed Intellectual Property and, except as set forth in Schedule 4.22(h) of the Disclosure Schedules, no such claims have been brought against any third party by the Company.

(i) To the Knowledge of the Company, the conduct of the Business as currently conducted and as contemplated to be conducted does not infringe upon any Intellectual Property of any third party. Without limiting the foregoing, no third party has notified the Company alleging that (i) the Company’s activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property of any third party, (ii) the Company infringes any of such third party’s Intellectual Property rights in the conduct of the Business or (iii) such third party requires the Company to obtain a license to any of such third party’s Intellectual Property. Except as set forth in Schedule 4.22(i) of the Disclosure Schedules, there is no Litigation pending or, to the Knowledge of the Seller, threatened alleging that the Company’s conduct of the Business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property.

(j) None of the execution, delivery or performance of this Agreement by the Sellers, the consummation by the Sellers of their obligations hereunder, or compliance by the Sellers any of the provisions of this Agreement will result in the loss or impairment of the Company’s or the Purchaser’s right to own or use any of the Owned Intellectual Property or Licensed Intellectual Property, nor will the approval of any Governmental Authority or third party be required in respect of any such Owned Intellectual Property or Licensed Intellectual Property.

(k) The Company has taken all necessary steps in accordance with normal industry practice to protect the Company’s rights in all Trade Secrets of the Company. Without limiting the foregoing, the Company has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which have been delivered to the Purchaser). There has been no disclosure of any Trade Secrets of the Company except for any such disclosure pursuant to confidentiality obligations and any such disclosure that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(l) No third party has claimed that any person employed by or affiliated with the Company or the Business has (i) violated or may be violating any of the terms or conditions of such person’s employment, non-competition or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present of former employees. To the Knowledge of the Company, no person employed by or affiliated with the Company or the Business has employed or proposes to employ any Trade Secret of former employer and no person employed by or affiliated with the Company or the Business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company or the Business, and the Sellers have no reason to believe there will be any such employment or violation. To the Knowledge of the Company, none of the execution of delivery of this Agreement, or the carrying on of the Business or proposed conduct of the Business, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any such person is obligated.

4.23. Personal Property.

(a) Schedule 4.23 of the Disclosure Schedules sets forth a complete and accurate list of all machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned by or leased to the Company (the “Tangible Personal Property”), and the location thereof. Except as shown on Schedule 4.23 of the Disclosure Schedules, the Company has good and marketable title, free and clear of all Liens, except with respect to the Company Indebtedness, to all Tangible Personal Property owned by the Company.

(b) The Company has delivered to the Purchaser correct and complete copies of all material leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). For purposes of clarity, a material lease includes only those contracts of lease under the terms of which the Company is obligated to pay or otherwise give consideration of more than $10,000 in the aggregate during a lease year. With respect to each such lease:

(i) such lease is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and in full force and effect and represents the entire agreement between the respective lessor and the Company lessee with respect to such property; (ii) except as set forth in Schedule 4.23 of the Disclosure Schedules, such lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease; (iii)except as otherwise set forth in Schedule 4.23 of the Disclosure Schedules, with respect to each such lease, (A) the Company has not received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Company thereunder, (B) the Company has not received any notice of a breach or default under such lease, which breach or default has not been cured and (C) the Company has not granted to any other Person any rights, adverse or otherwise, under such lease; (iv) neither the Company, nor, to the Knowledge of the Company, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease; and (v) the Company has the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

(c) All Tangible Personal Property actively used in the Business is usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.24. Employment Matters; Labor Relations.

(a) Schedule 4.24(a) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee or director of, or consultant to, the Company: (i) name; (ii) all compensation (including all salary, bonuses, deferred or contingent compensation, pension, “golden parachute” and other similar benefits paid or payable (in cash or otherwise)) during each of the last two (2) fiscal years and for the current fiscal year, (iii) accrued vacation, (iv) date of hire and (v) a description of position and job function.

(b) Schedule 4.24(b) of the Disclosure Schedules contains a complete and accurate list of all employment, consulting, severance, termination, indemnification or other similar agreements of any nature (whether in writing or not) between the Company and any current or former stockholder, officer, director, employee or consultant of or to the Company. Except as set forth in Schedule 4.24(b) of the Disclosure Schedules, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in Schedule 4.24(b) of the Disclosure Schedules, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transactions contemplated by this Agreement and the other Documents.

(c) Schedule 4.24(c) of the Disclosure Schedules sets forth a true and complete list of (i) each current or former employee, officer, director or investor of the Company who holds, any option, warrant or other right to purchase shares of capital stock of the Company, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right and (ii) the total number of such options, warrants and rights. True, complete and correct copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to the Purchaser and are listed in Schedule 4.24(c) of the Disclosure Schedules.

(d) Except as set forth in Schedule 4.24(d) of the Disclosure Schedules (i) all directors, officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter; (ii) no employee or director of the Company is a party to, or otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement between such employee or director and any other person that in any way adversely affects the performance of his duties as an employee of the Company or the ability of the Company to conduct the Business; and (iii) to the Knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company.

(e) Except as set forth in Schedule 4.24(e) of the Disclosure Schedules:

(i) the Company is not a party to or bound by any collective bargaining agreement or other labor union contract applicable to any persons employed by the Company, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (ii) there are no pending or, to Sellers’ Knowledge, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company; (iii) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (iv) the Company has paid in full to all their respective employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or former employees; (v) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company; (vi) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (vii) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; (viii) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or currently employs any Person; (ix) none of the Company’s employment policies or practices with respect to the Business is currently being audited or investigated by any Governmental Authority; and (x) the Company does not have, nor at the Closing will the Company have, any obligation under the WARN Act.

4.25. Employee Benefit Plans.

(a) Schedule 4.25(a) of the Disclosure Schedules contains a true and complete list of all Employee Plans. The Company has provided to the Purchaser correct and complete copies (where applicable) of the following: (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, resolutions, trust agreements, employee handbooks, material written employee communications, and all material correspondence between the Company or ERISA Affiliates and any government agency or regulatory body related to the Employee Plans; (ii) the most recent determination letters received from the IRS with respect to any Employee Plan; (iii) the three most recent Form 5500 Annual Reports and summary annual report; (iv) the most recent audited financial statement and actuarial valuation with respect to any Employee Plan; (v) all nondiscrimination testing for the past three (3) years; and (vi) all related agreements, collective bargaining agreements, insurance contracts and other agreements which implement each such Employee Plan. There are no restrictions on the ability of the sponsor of each Employee Plan to amend or terminate any Employee Plan and each Employee Plan may be transferred by the Company or ERISA Affiliate to the Purchaser.

(b) Except as described in Schedule 4.25(b) of the Disclosure Schedules: (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; (ii) there are no claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan; (iii) all Employee Plans conform to, and in their operation and administration are in all respects in compliance with, the terms thereof and requirements prescribed by any and all applicable Laws (including ERISA and the Code), currently in effect with respect thereto (including without limitation all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury); (iv) the Company and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and the Company has no Knowledge of any default or violation by any other party with respect to, any of the Employee Plans, including under Section 4069 of ERISA; (v) each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption; (vi) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and an adequate amount has been accrued for contributions to each Employee Plan for the current plan years or as of the Closing Date, whichever is later; (vii) the transaction contemplated by this Agreement will not, directly or indirectly, result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant in or beneficiary of, any Employee Plan; (viii) each Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable Laws relating to such Employee Plan in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States; (ix) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA; and (x) neither the Company nor any ERISA Affiliate has any commitment or formal plan, whether or not legally binding to create any additional employee benefit plan or modify any existing Employee Plan.

(c) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Employee Plan is a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d) Each Employee Plan that is a “group health plan” (within the meaning of Code Section 5000(b)(1)) has been operated in compliance with all applicable Laws, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Employee Plan or written or oral agreement exists which obligates the Company any Subsidiary or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company, any Subsidiary or any ERISA Affiliate, other than COBRA Coverage. All Employee Plans have been and are administered in all respects in accordance with the Privacy and Security Standards under the Health Insurance Portability and Accountability Act of 1996. No Employee Plan is a multiple employer welfare arrangement subject to Section 3(40) of ERISA.

(e) No Employee Plan, excluding any short term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate, and no Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code.

(f) Except as set forth in Schedule 4.25(f) of the Disclosure Schedules, no Employee Plan provides for nonqualified deferred compensation subject to Section 409A of the Code.

4.26. Environmental Matters. Except as disclosed in Schedule 4.26 of the Disclosure Schedules, (a) the Company has obtained and holds all Environmental Permits which are, or could reasonably be expected to be, required under any Environmental Laws; (b) the Company is in full compliance with the terms and conditions of all such Environmental Permits; (c) the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law; (d) there is not and has not been any Environmental Condition or any other circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of such Environmental Permits or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability; (e) neither the Company nor any agent of the Company has processed, distributed, used, treated, stored, disposed, transported, handled, emitted, discharged, or released into the environment, any Hazardous Substance in violation of Environmental Law; (f) the Company has taken all actions necessary under the applicable requirements of any Environmental Law to register any products or materials required to be registered by the Company (or any of its agents) thereunder; and (g) no underground storage tanks or surface impoundments exist on any property currently owned or leased or, to the Knowledge of the Company, formerly owned or leased by the Company. Except as set forth in Schedule 4.15 of the Disclosure Schedules, there is no Action, Order, notice, demand letter, action, suit, proceeding, hearing or investigation instituted by any Person pending or, to the Knowledge of the Company, threatened against the Company relating in any way to any Environmental Law. The Company has furnished to the Purchaser all environmental reports, audits, permits, licenses and registrations relating to the Company, its operation or facilities.

4.27. Internal Controls. Except as set forth in Schedule 4.27 of the Disclosure Schedules, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The Company has not been informed of, and to its Knowledge it does not have, any material weakness or significant deficiency (as such terms are used by the U.S. Public Company Accounting Oversight Board) or any important shortcoming in its process for evaluation of internal controls.

4.28. Brokers. Except as set forth on Schedule 4.28 of the Disclosure Schedules, neither the Company nor the Sellers has employed any financial advisor, broker or finder, and neither the Company nor the Sellers has incurred any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement. For purposes of clarity, the Sellers shall be solely responsible for payment of all such fees, commissions and expenses if incurred in connection with this transaction.

4.29. Certain Practices. Neither the Company, nor any of its directors, officers, employees or agents has, directly or indirectly, given or agreed to give any material rebate, gift or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction by the Company.

4.30. Certain Interests.

(a) Except as disclosed in Schedule 4.30(a) of the Disclosure Schedule, no shareholder, officer or director of the Company, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any other Person that has had business dealings or had any financial interest in any transaction, with the Company; provided, however, that the ownership of securities representing not more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property owned or used by the Company in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company (such indebtedness, the “Affiliated Indebtedness”).

(b) Except as disclosed in Schedule 4.30(b) of the Disclosure Schedules, the Company has no Liability or any other obligation of any nature whatsoever to, any officer, director or shareholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

4.31. Products. Each of the products produced or sold by the Company in the conduct of the Business (the “Products”) (a) have been produced or sold, as the case may be, in compliance in all material respects with all applicable Laws, contractual commitments and express or implied warranties, (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and (c) conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale. There is no known design defect with respect to any Products and each of such Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use. The Company has no Product placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty.

4.32. Disclosure. No representation or warranty of the Company or the Sellers contained in this Agreement and the other Documents, and no statement, report, or certificate furnished by or on behalf of the Company to the Purchaser or its agents pursuant to this Agreement (including the Disclosure Schedules) or any of the other Documents, (a) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or (b) omits to state a material fact necessary in order to provide the Purchaser with full and proper information as to the Business, financial condition, assets, results of operation or prospects of the Company and the value of its properties and assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Sellers as follows:

5.1. Organization and Qualification. The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Purchaser’s ability to purchase the Shares.

5.2. Authorization; Enforceability. The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.3. No Violation or Conflict. None of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Purchaser, or (ii) conflict with or violate any Law, Order or Permit applicable to the Purchaser.

5.4. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the other Documents by the Purchaser do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with, or notification to, any Governmental Authority.

5.5. Brokers. The Purchaser has not employed any financial advisor, broker or finder, and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

5.6. Filings with Securities and Exchange Commission. Each of the Forms 10-K and 10-Q filed by the Purchaser with the Securities and Exchange Commission (the “SEC”) during calendar years ended 2005, 2006 and 2007 fairly present, in all material respects, the financial condition and results of operation of the Purchaser for the periods covered by such reports. No event has occurred or developed during calendar years ended 2005, 2006 or 2007 resulting in a Material Adverse Effect not required to be reported to the SEC. Since the expiration of the most recent period for which a Form 10-K or 10-Q was prepared and filed by Purchaser, (a) there has been no change in the assets, liabilities or financial condition of the Business from that reflected in the Reference Balance Sheet, except for changes in the Ordinary Course of Business which have not had a Material Adverse Effect, and (b) there has been no occurrence or development, individually or in the aggregate, whether or not insured against, with respect to the business, prospects, condition (financial or otherwise), operations, property or affairs of the Business which has had a Material Adverse Effect.

5.7. Investment Intent.

(a) The Purchaser is acquiring the Shares solely for the purpose of investment, for its own account, and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act. The Purchaser acknowledges that the Shares are being sold to the Purchaser by each of the Sellers in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by the Sellers upon such exemptions is based in part upon the representations set forth in this Section 2.3(h).

(b) The Purchaser understands that the Shares have not been registered under the Securities Act, that there is no established market for the Shares, and that the Shares must be held indefinitely and cannot be transferred unless it is subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer.

(c) The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision.

(d) The Purchaser is able to bear the economic risk of its investment in the Shares, to hold the Shares for an indefinite period of time and to afford a complete loss of its investment in the Shares.

(e) The Purchaser and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Company and the Sellers concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Company.

5.8. Excluded Intellectual Property. Based solely on the Sellers’ representations and warranties set forth in Section 4.22(h) and the Principal Stockholder’s (as defined in the Non-Competition and Non-Solicitation Agreement) representation in Section 2(c) of the Non-Competition and Non-Solicitation Agreement, the Purchaser acknowledges and understands that (a) it is not acquiring the Excluded Intellectual Property under this Agreement; (b) the Sellers would not have sold the business to the Purchaser for the Purchase Price if the Excluded Intellectual Property was included in such sale; (c) the Excluded Intellectual Property is owned by the Persons identified on Schedule A to the Non-Competition and Non-Solicitation Agreement; and (d) the Principal Stockholder may practice the Excluded Intellectual Property subject to the terms of the Non-Competition and Non-Solicitation Agreement and the Consulting Agreement.

ARTICLE VI

DOCUMENTS DELIVERED AND ACTIONS TAKEN AT THE CLOSING;

COVENANTS

6.1. Documents to be Delivered by the Sellers; Actions to be Taken by the Sellers. The obligation of the Purchaser to pay the Purchase Price, purchase the Shares and consummate the transactions described in this Agreement and any and all liability of the Purchaser to the Company under this Agreement shall be subject to the fulfillment on or before the Closing of each of the following, any of which may be waived by the Purchaser in its sole discretion:

(a) Governmental Approvals. The Purchaser shall have received evidence, in each instance in form and substance reasonably satisfactory to it, in its sole discretion, that any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(b) Consents. The Purchaser shall have received evidence, each in form and substance reasonably satisfactory to the Purchaser, that any and all consents and approvals from third parties which the Purchaser, in its sole discretion, deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the other Documents, shall have been obtained.

(c) Company Options and Warrants. The Purchaser shall have received evidence in form and substance reasonably satisfactory to the Purchaser that (a) all options (whether vested or unvested), warrants, rights, calls, commitments or agreements of any character to which the Company is a party or by which it is bound calling for the issuance of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, directly or indirectly, any such capital stock of the Company outstanding immediately prior to the Closing Date have been converted, exercised or terminated and cancelled immediately prior to the Closing Date and (b) all stock option plans of the Company have been terminated and all rights under any provision of any such plan providing for the issuance or grant of any options or shares of capital stock of the Company have been terminated.

(d) Opinion of Counsel. The Purchaser shall have received from Milling Benson Woodward, counsel to the Company, an opinion dated the Closing Date, in substantially the form agreed to by the parties.

(e) Closing Documents. The Company and the Sellers shall have delivered, either physically or constructively, to the Purchaser the resolutions, certificates, documents and instruments set forth below:

(i) each of the Ancillary Agreements to which it is a party;

(ii) a copy of the resolutions duly and validly adopted by the Board of Directors of the Company and the Sellers, certified by the Secretary or Assistant Secretary of the Company, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Company in carrying out the terms and provisions hereof;

(iii) all of the books, data, documents, instruments and other records relating to the Business of the Company set forth in Section 4.3;

(iv) certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than five (5) Business Days prior to the Closing, as to the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying as to its Articles of Incorporation;

(v) a certificate of the Secretary or an Assistant Secretary of the Company certifying as to the names and signatures of the officers of the Company authorized to sign this Agreement and the other Documents to which the Company is a party; and

(vi) such other documents and instruments as the Purchaser or its counsel may reasonably request.

(f) Approval of Counsel to the Purchaser. All actions and proceedings under this Agreement and the other Documents, and all other related matters, shall have been approved by the Purchaser and its counsel, as to their form and substance.

(g) Stock Certificates. The Sellers shall have delivered the certificates representing the Shares, duly endorsed to the Purchaser or approved by share transfer powers of attorney.

(h) Insurance. The Sellers shall have delivered to the Purchaser a certificate of the respective insurers of the Company that the coverage under the insurance policies maintained by the Company described in Schedule 4.16 are in full force and effect.

(i) Releases. Each of the Sellers and such directors and officers of the Company as the Purchaser may specify shall have executed and delivered the Release.

(j) Non-Competition, Right of First Refusal, Non-Solicitation and Confidentiality Agreement. Sudhir K. Sinha shall have executed and delivered the Non-Competition, Right of First Refusal, Non-Solicitation and Confidentiality Agreement substantially in the form agreed to by the parties (the “Non-Competition and Non-Solicitation Agreement”).

(k) Employment Agreement. Siddhartha Sinha shall have executed and delivered an employment agreement with the Purchaser substantially in the form agreed to by the parties (the “Employment Agreement”).

(l) Consulting Agreement. Sudhir K. Sinha shall have executed and delivered a consulting agreement with the Purchaser, substantially in the form agreed to by the parties (the “Consulting Agreement”).

(m) Resignations. The Company shall have delivered to the Purchaser evidence of the resignations of the members of the Board of Directors of the Company as of the Closing Date.

(n) Affiliated Indebtedness; Waiver of Change of Control Payment. The Purchaser shall have received evidence reasonably satisfactory to the Purchaser that (i) all Affiliated Indebtedness shall have been satisfied and paid in full and (ii) the payment due and payable to Sudhir K. Sinha as a result of the transaction contemplated by this Agreement pursuant to the terms of his employment agreement with the Company shall have been waived.

(o) Assignment of Inventions Agreement. Each of the Sellers (other than Sudhir K. Sinha) who are employees of the Company shall have executed and delivered the Purchaser’s form of Assignment of Inventions Agreement substantially in the form provided by the Purchaser (the “Assignment of Inventions Agreement”).

6.2. Documents to be Delivered by the Purchaser; Actions to be Taken by the Purchaser. The obligation of the Company and the Sellers to consummate the transactions described in this Agreement and any and all liability of the Company and the Sellers to the Purchaser under this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following, any of which may be waived by the Company and the Sellers in their sole respective discretion:

(a) Opinion of the Purchaser’s Counsel. The Company and the Sellers shall have received from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. an opinion dated the Closing Date substantially in the form agreed to by the parties.

(b) Purchase Price. The Purchaser shall have delivered the Purchase Price as provided in Section 2.4(a).

(c) Closing Documents. The Purchaser shall have delivered to the Sellers’ Representative the resolutions, certificates, documents and instruments set forth below:

(i) each of the Ancillary Agreements to which it is a party;

(ii) a copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser, certified by the Secretary of any Assistant Secretary of the Purchaser, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Purchaser in carrying out the terms and provisions hereof;

(iii) certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than five (5) Business Days prior to the Closing Date, as to the good standing of the Purchaser in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying as to its Certificate of Incorporation;

(iv) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying as to the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other Documents; and

(v) such other documents and instruments as the Company or its counsel may reasonably request.

(d) Employment Agreements. The Purchaser shall have entered into the Employment Agreement with Siddhartha Sinha.

(e) Consulting Agreement. The Purchaser shall have entered into the Consulting Agreement with Sudhir K. Sinha.

(f) Release of Personal Guarantees. The individuals identified on Schedule 6.2(f) of the Disclosure Schedules shall have been released from all personal guarantees of all Indebtedness of the Company, as identified on Schedule 6.2(f).

6.3. Pre-Closing Covenants.

(a) Performance. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement, including the Company, shall use its respective reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals and consents and providing all necessary notices, to the end that the transactions contemplated hereby will be fully and timely consummated.

(b) Conduct of the Business Prior to the Closing. The Company and the Sellers covenant and agree that, between the date hereof and the Closing, except as expressly required or permitted by this Agreement or unless the Purchaser shall otherwise agree in writing, the Company shall, and the Sellers shall cause the Company to, conduct the Business only in the Ordinary Course of Business. By way of elaboration, and without in any way limiting, the preceding sentence, the Company shall, and the Sellers shall cause the Company to, use its best efforts to: (i) preserve intact the business organization of the Company and the business organization, properties, assets and rights of the Business, (ii) operate the Business according to plans and budgets provided to the Purchaser, (iii) keep available the services of the present officers, employees and consultants of the Company, (iv) maintain in effect all Contracts and to preserve the present relationships of the Company with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company has business relations, (v) maintain, with financially sound and reputable insurers, insurance for the Business and the Company’s assets against such casualties and contingencies and of such types and in such amounts consistent with past practice, (vi) collect outstanding Receivables in good faith in the ordinary course of business consistent with past practices, and (vii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Company or the Sellers in this Agreement.

(c) Access. From the date hereof until the Closing, upon reasonable notice, the Sellers shall cause the Company to, and the Company shall and shall cause each of the Company’s officers, directors, employees, agents, accountants and counsel to: (i) afford the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business and (ii) furnish to the officers, employees and authorized agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the Business and the assets, properties and goodwill of the Company as the Purchaser may from time to time reasonably request.

(d) Standstill. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Sellers shall not, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their, officers, directors, employees, representatives or agents, directly or indirectly, to (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer in connection with any acquisition (directly or indirectly) of all or part of the Company, whether by sale of stock or assets or by merger (an “Acquisition Proposal”), or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal.

6.4. Covenant of the Purchaser. On or before sixty (60) Business Days following the Closing Date, the Purchaser shall cause the Company to make the Change of Control Payment to Siddhartha Sinha.

ARTICLE VII

INDEMNIFICATION

7.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties contained in this Agreement, shall survive the Closing and continue in full force and effect for a period of eighteen (18) months from the Closing Date; provided, that:

(i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 4.1, 4.2, 4.3, 4.4, 4.5 (and the corresponding representations and warranties set forth in any of the Documents) shall survive the Closing and continue in full force and effect indefinitely until resolved and satisfied in full;

(ii) the representations and warranties set forth in Section 4.14 shall survive the Closing until the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties under applicable Tax Laws in respect of any taxation year to which such representations and warranties extend could be issued under applicable Tax Laws to the Company or the Purchaser;

(iii) the representations and warranties set forth in Section 4.26 (and the corresponding representations and warranties set forth in any of the Documents) shall survive the Closing and continue in full force until expiration of the limitation periods applicable thereto imposed by Law; and

(iv) a claim for any breach of a representation or warranty contained in this Agreement or any of the other Documents involving fraud or fraudulent misrepresentation shall survive indefinitely and may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law.

(b) Any claims for indemnification asserted in writing as provided for in this Article VII prior to the expiration date, if any, applicable to the representation, warranty or covenant with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate is referred to herein as the “Survival Date.”

(c) No third party other than the Indemnified Persons (as defined above) shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article VII or otherwise.

(d) All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force in accordance with their terms.

7.2. Investigation. The representations, warranties, covenants and agreements set forth in this Agreement and the other Documents shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of, or Knowledge acquired by, the party for whose benefit such representations, warranties, covenants and agreements were made.

7.3. Sellers’ Indemnification of the Buyer. Each of the Sellers shall, severally, and not jointly and severally, indemnify and hold harmless the Purchaser, the Company and their respective Affiliates and respective officers, directors, employees and shareholders (other than any Seller and their successors in interest), and their successors and assigns (collectively, the “Purchaser Indemnified Persons”) from, against and with respect to any and all Losses arising out of or in any manner incident, relating or attributable to:

(a) any inaccuracy in, or breach of, any representation or warranty of any Seller contained in this Agreement or in any Schedule attached hereto or in any other Document delivered by the Company or any of the Sellers pursuant to this Agreement;

(b) any breach of, or failure by any of the Sellers or the Company to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any other Document delivered by the Company or the Sellers pursuant to this Agreement; or

(c) the generation, manufacture, processing, distribution, use, presence, treatment, handling, storage, use, transportation, emission, discharge, release, disposal or arrangement for disposal of any Hazardous Substance (A) in, on, under or from any Leased Real Property, whether by the Sellers, the Company, any agent, employee or contractor of the Sellers or the Company, or (B) in, on, under or from any other property by the Company, or any agent, employee or contractor of the Company, at any time prior to the Closing Date.

7.4. Purchaser’s Indemnification of the Sellers. The Purchaser hereby agrees to indemnify and hold harmless the Sellers and the Sellers’ respective officers, directors, employees and shareholders and their successors and assigns (collectively, the “Sellers Indemnified Persons”)

from, against and with respect to any and all Losses arising out of or in any manner, incident, relating or attributable to: (a) any inaccuracy in, or breach of, any representation or warranty of the Purchaser contained in the Agreement or in any other Document delivered by the Purchaser pursuant to this Agreement; (b) any breach of, or any failure by the Purchaser to perform or observe, in full, any covenant, agreement or condition to be performed by the Purchaser under this Agreement or under any other Document delivered by the Purchaser pursuant to this Agreement; and (c) the Company’s post-Closing failure to pay or discharge any Indebtedness or Liability which, by the terms of this Agreement, is to be paid or discharged by the Company.

7.5. Limitation on Indemnification. Notwithstanding anything to the contrary in Section 7.3 or 7.4 (a) no Indemnifying Person shall have any liability to the corresponding Indemnified Person until the aggregate Losses of such Indemnified Person exceed $50,000, after which the Indemnified Persons shall be entitled to all such Losses; and (b) the indemnity provided in this Section 7.3 shall be the sole and exclusive remedy of the Purchaser Indemnified Persons for Losses relating to any breach by the Sellers of any representation or warranty, covenant or other provision contained in this Agreement, and any such remedies or Losses shall be limited to the Escrow Fund; provided, however, that nothing contained in this Section 7.5 shall in any way limit, impair, modify or otherwise affect the rights of the Purchaser Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of the Indemnifying Persons in connection with any of such rights of the Purchaser Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Purchaser Indemnified Persons based upon an allegation or allegations that the Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any Order of a Court of competent jurisdiction which finds or determines that the Indemnifying Persons, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby.

7.6. Assertion of Claims. No claim shall be brought under Sections 7.3 or 7.4 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, provide the Indemnifying Persons with (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 7.7 of any Third Party Claim, the existence of which might give rise to such a claim; provided, that, the failure so to provide such notice to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise, except to the extent that the Indemnifying Person reasonably demonstrates that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and that the Indemnifying Persons were not otherwise aware of such action or claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Sections 7.3 or 7.4 hereof, as the case may be.

7.7. Notice and Defense of Third Party Claims. Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise, except to the extent that the Indemnifying Person reasonably demonstrates that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Persons and that the Indemnifying Persons were not otherwise aware of such action or claim.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.7(a) of the assertion of a Third Party Claim, the Indemnifying Person shall be entitled to participate in and assume the defense of such Third Party Claim using counsel reasonably satisfactory to the Indemnified Person; provided, that, the Indemnifying Person shall not be entitled to so participate in or assume the defense of such Third Party Claim if (i) the Indemnifying Person is also a Person against whom the Third Party Claim is made and the Indemnified Person determines in good faith that (A) joint representation would be inappropriate, or present a conflict of interest, or (B) there are legal defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Person; (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim; or (iii) the Third Party Claim seeks, or is reasonably likely to seek or result in, the imprisonment of, the imposition of a criminal penalty or fine against, or the imposition of an equitable remedy with respect to, the Indemnified Persons. Subject to the foregoing, after notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall, so long as it diligently conducts such defense, (i) not be liable to the Indemnified Person under this Section 7.7 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim and (ii) have full control over the conduct of such proceeding. If the Indemnifying Person assumes the defense of a Third Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability or obligation (including without limitation any obligation to take or to refrain from taking any action) with respect thereto. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person

does not, within ten (10) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person will be deemed to have waived the right to defend such Third Party Claim and shall be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Person will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which shall not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 8.11, the Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding in respect of a Third Party Claim is brought against any Purchaser Indemnified Person for purposes of any claim that a Purchaser Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on the Sellers with respect to such a claim anywhere in the world.

(e) With respect to any Third Party Claim subject to indemnification under this Section 7.7: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim and (iii) the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by facsimile transmission, (c) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	Orchid Cellmark Inc. 4390 U.S. Route One North Princeton, NJ 08540 Attn: Chief Executive Officer

With copies to:	Orchid Cellmark Inc. 4390 U.S. Route One North Princeton, NJ 08540 Attn: Chief Financial Officer

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: John J. Cheney, Esq.

If to the Sellers to:	Sudhir K. Sinha c/o ReliaGene Technologies, Inc. 5525 Mounes Street, Suite 101 New Orleans, LA 70123

With a copy to:	Milling Benson Woodward 909 Poydras Street Suite 2300 New Orleans, Louisiana 70112 Attn: Charles Snyder, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the 5th business day following the day such mailing is made.

8.2. Entire Agreement. The Documents and the Non-Disclosure Agreement by and between the Purchaser and the Company (the “Non-Disclosure Agreement”) embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the Letter of Intent by and between the parties dated as of September 7, 2007, except as provided in Seciton 8.14. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

8.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4. Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified).

8.5. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

8.6. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

8.7. No Third Party Beneficiary. Except as provided in Sections 7.3 or 7.4, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.9. Publicity. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the Company, except as may be required by Law or the requirements of any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

8.10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of Delaware without giving effect to the conflict of law principles thereof.

8.11. Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby after Closing, shall be submitted to and be finally resolved by arbitration pursuant to the provisions of the United States Arbitration Act (9 U.S.C. §1 et seq.), to be conducted by the AAA, with such arbitration to be held in Chicago, Illinois in accordance with the AAA’s Commercial Arbitration Rules then in effect. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in accordance with Section 8.1. The arbitrators shall render a judgment of default against any party who fails to appear in a properly noticed arbitration proceeding. The arbitration shall be conducted by a panel of three (3) arbitrators selected pursuant to AAA Rules. Any award or decision rendered in such arbitration shall be final and binding on both parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary.

(b) Notwithstanding anything to the contrary contained in Section 8.11(a) above, pending the outcome of any arbitration proceeding, any party hereto shall be entitled to temporary or preliminary injunctive relief against the other party in any court of proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach hereof.

8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

8.13. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14. Expenses. Except for the payment by the Purchaser to the Company of a portion of its legal fees and expenses in connection with this transaction in an amount equal to $20,000 and the payment by the Purchaser of $100,000 (the “Upfront Payment”) in accordance with the terms of the letter agreement dated as of September 7, 2007 by and between the Purchaser and the Company, as amended, and as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.15. Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Company shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Shares.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

ORCHID CELLMARK INC.

By:	/s/ Thomas A. Bologna
Name:	Thomas A. Bologna
Title:	President and Chief Executive Officer

SELLERS:

By:	/s/ Sudhir K. Sinha
Name:	Sudhir K. Sinha

By:	/s/ Siddhartha Sinha
Name:	Siddhartha Sinha

By:	/s/ Philip Nimmo
Name:	Philip Nimmo

By:	/s/ Anne Montgomery
Name:	Anne Montgomery

By:	/s/ Craig Kelly
Name:	Craig Kelly

By:	/s/ James Hochadel
Name:	James Hochadel

By:	/s/ Leontina Kelly Gallagher
Name:	Leontina Kelly Gallagher

By:	/s/ Jennifer Kelly White
Name:	Jennifer Kelly White

By:	/s/ Tilak Mallik
Name:	Tilak Mallik

By:	/s/ Luther and Necia Kelly
Name:	Luther and Necia Kelly

By:	/s/ Ramesh Gupta
Name:	Ramesh Gupta

By:	/s/ Vimal Kishore
Name:	Vimal Kishore

By:	/s/ Vinod Thukral
Name:	Vinod Thukral

By:	/s/ George Hasseltine
Name:	George Hasseltine

By:	/s/ Tejas Godiwala
Name:	Tejas Godiwala

By:	/s/ George Sins
Name:	George Sins

RELIAGENE TECHNOLOGIES, INC, (with respect to Section 6.3 only)

By:	/s/ Sudhir K. Sinha
Name:	Sudhir K. Sinha
Title:	President